EXECUTION COPY
EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
HB-PS HOLDING COMPANY, INC.
AND
APPLICA INCORPORATED
AND JOINED IN BY
NACCO INDUSTRIES, INC.
FOR THE SPECIFIC PURPOSES HEREIN PROVIDED
JULY 23, 2006

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
-iv-

EXHIBITS

Exhibit A	Trademark License Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Certificate of Incorporation
Exhibit D	Bylaws
-v-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 23, 2006, by and between HB-PS Holding Company, Inc., a Delaware corporation (“Hampton”) and a wholly owned, indirect subsidiary of NACCO Industries, Inc., a Delaware corporation (“Parent”), and Applica Incorporated, a Florida corporation (“Apple”), and is joined in by Parent for the specific purposes herein provided.
RECITALS
     A. Immediately prior to the Effective Time but on the Closing Date, Parent will distribute to all Parent Stockholders on the Record Date, one-half of one share of Hampton Class A Common Stock, par value $0.01 per share (the “Hampton Class A Common Stock”) and one-half of one share of Hampton Class B Common Stock, par value $0.01 per share (the “Hampton Class B Common Stock”), for each share of Parent Common Stock held by such Parent Stockholder on the Record Date (the “Spin Off”);
     B. Each of the boards of directors of Parent, Hampton and Apple has approved and declared advisable the strategic business combination transaction contemplated by this Agreement in which, immediately following the Spin Off, Apple will merge with and into Hampton (the “Merger”), with Hampton being the surviving corporation (as such, the “Surviving Corporation”), all on the terms and subject to the conditions set forth in this Agreement; and
     C. It is intended that, for federal income tax purposes, (i) the Spin Off is tax-free to Parent and to the Parent Stockholders under Section 355 and related provisions of the Code and (ii) the Merger qualifies as a tax-free reorganization under Section 368 and related provisions of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 and related provisions of the Code.
     Accordingly, the parties agree as follows:
I. DEFINITIONS
     1.1 Definitions. (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:
     “Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.
     “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     “Apple Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Apple and its Subsidiaries taken as a whole or (ii) the ability of Apple to consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.
     “Apple Option Plans” means (i) the Windmere Corporation 1988 Director Stock Option Plan, (ii) the Windmere Corporation 1992 Employee Incentive Stock Option Plan, (iii) the Windmere-Durable Holdings, Inc. 1996 Stock Option Plan, (iv) the Windmere-Durable Holdings, Inc. 1998 Stock Option Plan, (v) the Apple 2000 Stock Option Plan, and (vi) any individual grants of stock options that were not made pursuant to any plan.
     “Apple Shareholders” means the holders of record of Apple Common Stock.
     “Ancillary Agreements” means the Transition Services Agreement, the Spin Off Agreement and the Trademark License Agreement.
     “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Authorization” means any legally required consent or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.
     “Business Day” means any day on which commercial banks in New York, New York are not required or authorized to be closed by Law or executive order.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means the confidentiality agreement entered into by Parent and Apple, dated as of April 22, 2005, as the same has been and may be amended from time to time in accordance with its terms.
     “Contract” means any legally binding instrument or legal obligation of any kind, whether written or oral.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by Contract or credit arrangement or otherwise.
     “DGCL” means the General Corporation Law of the State of Delaware.

     “Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance attaching to title to any tangible or intangible property or right.
     “Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air or terrestrial or aquatic biota.
     “Environmental Laws” means all Laws in effect on and after the date hereof relating to the protection of human health and the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement or any Ancillary Agreement) incurred at or prior to the Effective Time by a party to this Agreement or any Ancillary Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements and the Transactions, excluding all costs and expenses that constitute ongoing business expenses (as opposed to Transaction-related expenses) of such party including, salary and benefits of a party’s employees or similar overhead costs that a party would have regardless of pursuit of the Transactions.
     “FBCA” means the Florida Business Corporation Act.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.
     “Hampton Common Stock” means the Hampton Class A Common Stock and the Hampton Class B Common Stock, taken together.
     “Hampton Financing” has the meaning set forth in the Spin Off Agreement.
     “Hampton Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Hampton and its Subsidiaries taken as a whole or (ii) the ability of Hampton to consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.
     “Hazardous Materials” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.
     “Intended Tax Treatment of the Merger” has the meaning set forth in the Spin Off Agreement.
     “Intended Tax Treatment of the Spin Off” has the meaning set forth in the Spin Off Agreement.
     “IRS” means the Internal Revenue Service.
     “Knowledge” (and any variation thereof) means (i) in the case of Apple, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(i) as of the date of the applicable representation or warranty, (ii) in the case of Hampton, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(ii) as of the date of the applicable representation or warranty, and (iii) in the case of Parent, the actual knowledge of the individuals listed in Schedule 1.1(a)(iii) as of the date of the applicable representation or warranty.
     “Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
     “NASDAQ” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.
     “NYSE” means the New York Stock Exchange.
     “Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.
     “Parent Certificate of Incorporation” means the Certificate of Incorporation of Parent, as amended, in effect on the date hereof.
     “Parent Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or to perform its respective obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.
     “Parent SEC Reports” means all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including

Exhibits and all other information incorporated by reference therein) filed by Parent since January 1, 2003.
     “Parent Stockholders” means the holders of record of Parent Common Stock.
     “Parent Stockholders Agreement” means the Stockholders Agreement, dated as of March 15, 1990, as amended, by and among Parent, National City Bank, as successor depository, and the other signatories thereto.
     “Permit” means any permit, approval, license, authorization, certificate, right, exemption or Order from any Governmental Entity.
     “Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.
     “Record Date” means the date with respect to which Parent Stockholders of record on such date will receive Hampton Common Stock in the Spin Off.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, sewer system, groundwater, wetlands, or land surface strata.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Special Dividend” has the meaning set forth in the Spin Off Agreement.
     “Spin Off Date” means the date on which the Spin Off occurs.
     “Subsidiary” of any Person means any Person whose financial condition is required to be consolidated with the financial condition of the first Person in the preparation of the first Person’s financial statements under GAAP.
     “Tax” means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise but does not include any liabilities or obligations owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA on account of the Combined Defined Benefit Plan for Parent and its Subsidiaries.

     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.
     “Territory” means North America, Central America and South America.
     “Trademark License Agreement” means the Trademark License Agreement between Hampton and Parent substantially in the form attached hereto as Exhibit A.
     “Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
     “Transition Services Agreement” means the Transition Services Agreement between Hampton and Parent in substantially the form attached hereto as Exhibit B.
               (b) The following terms have the meanings specified in the indicated Sections:

Term	Section
Additional Filings	6.11(a)
Agreement	Preamble
Apple	Preamble
Apple Benefit Plans	5.16(a)
Apple Board Recommendation	5.22(b)
Apple Common Stock	5.5(a)
Apple Competing Transaction	6.12(b)
Apple Disclosure Schedule	Article V
Apple Equity Interests	5.5(a)
Apple ERISA Affiliate	5.16(a)
Apple Financial Statements	5.9(b)
Apple Foreign Plan	5.16(a)
Apple Intellectual Property	5.17
Apple Options	5.5(a)
Apple SEC Reports	5.9(a)
Apple Shareholder Approval	5.22(a)
Apple Shareholders Meeting	6.10
Apple Superior Proposal	6.12(e)
Bylaws	2.3
Certificate of Incorporation	2.3
Certificate of Merger	2.2(c)
Closing	2.2(b)
Closing Date	2.2(b)

Term	Section
Effective Time	2.2(c)
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exempt Restricted Person	6.15
Exercise Period	3.1(d)(ii)
Form S-4	4.3
Fractional Share Amount	3.2(d)
Hampton	Preamble
Hampton Audited Financial Statements	4.9(c)
Hampton Class A Common Stock	Recitals
Hampton Class B Common Stock	Recitals
Hampton Disclosure Schedule	Article IV
Hampton Equity Interests	4.5(b)
Hampton Financial Statements	4.9(c)
Hampton Foreign Plan	4.15(a)
Hampton Intellectual Property	4.17
Hampton Interim Financial Statements	4.9(c)
HSR Act	4.3
Huckleberry	2.1
Indemnifying Party	6.17(a)
Indemnified Parties	6.17(a)
Maximum Premium	6.17(b)
Measurement Date	4.5(a)
Merger	Recitals
Merger Consideration	3.1(a)
Parent	Preamble
Parent Common Stock	4.5(a)
Parent Class A Common Stock	4.5(a)
Parent Class B Common Stock	4.5(a)
Parent Equity Interests	4.5(a)
Proxy Statement	4.3
Restricted Business	6.15
Spin Off	Recitals
Spin Off Agreement	2.1
Spin Off Stock Certificates	2.1
Surviving Corporation	Recitals
Termination Fee	8.3(a)
     1.2 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or”

is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. The Hampton Disclosure Schedule and the Apple Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in any Schedule or Exhibit hereto as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Hampton Material Adverse Effect, a Parent Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
II. SPIN OFF AND MERGER
     2.1 The Spin Off. Prior to the Effective Time but on the Closing Date, pursuant to the Spin Off Agreement entered into simultaneously herewith among Parent, Housewares Holding Company, a Delaware corporation and wholly owned subsidiary of Parent (“Huckleberry”), Hampton and Hamilton Beach/Proctor-Silex, Inc., a Delaware corporation and wholly owned subsidiary of Hampton, (the “Spin Off Agreement”), Parent will effect the Spin Off by delivering, or causing to be delivered, to Parent’s transfer agent certificates (the “Spin Off Stock Certificates”) representing the number of shares of Hampton Class A Common Stock and Hampton Class B Common Stock that is equal to one-half of one share of Hampton Class A Common Stock and one-half of one share of Hampton Class B Common Stock for each share of Parent Common Stock issued and outstanding on the Record Date. Until the Effective Time, Parent’s transfer agent will hold the shares of Hampton Common Stock represented by the Spin Off Stock Certificates as nominee on behalf of and for the benefit of the Parent Stockholders as of the Record Date. Until the Effective Time, the shares of Hampton Common Stock represented by the Spin Off Stock Certificates are not transferable and Parent’s transfer agent may not deliver any shares of Hampton Common Stock represented by the Spin Off Stock Certificates to any Parent Stockholder. At or after the Effective Time, Parent’s transfer agent will deliver the Spin Off Stock Certificates to the Parent Stockholders.
     2.2 The Merger. (a) On the terms and subject to the conditions of this Agreement and in accordance with the provisions of the DGCL and the FBCA, at the Effective Time, Apple will merge with and into Hampton. Following the Merger,

Hampton will continue as the Surviving Corporation and the separate corporate existence of Apple will cease.
     (b) On the terms and subject to the conditions of this Agreement, the closing of the Spin Off and the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third Business Day, following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions, including the Spin Off, that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and Apple may agree. The date on which the Closing occurs is referred to as the “Closing Date.”
     (c) The Merger will become effective as set forth in the certificate of merger and articles of merger relating thereto (collectively, the “Certificate of Merger”) that will be filed on the Closing Date with the Secretaries of State of the States of Delaware and Florida in accordance with Section 252 of the DGCL and Section 607.1105 of the FBCA. The time that the Merger becomes effective in accordance with Section 252 of the DGCL and Section 607.1105 of the FBCA, which will be after the consummation of the Spin Off, is referred to in this Agreement as the “Effective Time.”
     (d) The Merger will have the effects set forth in the DGCL and the FBCA. Without limiting the generality or effect of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of Hampton and Apple will vest in the Surviving Corporation and all debts, liabilities and duties of Hampton and Apple will become debts, liabilities and duties of the Surviving Corporation.
     2.3 Certificate of Incorporation and Bylaws. The amended and restated certificate of incorporation (“Certificate of Incorporation”) and the amended and restated bylaws (“Bylaws”) of Hampton as in effect immediately prior to the Effective Time will be amended to read in substantially the forms attached as Exhibit C and D, respectively, and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until thereafter amended further in compliance with the DGCL.
     2.4 Directors. At the Effective Time, the board of directors of the Surviving Corporation will consist of individuals identified or designated by Parent or Hampton who will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.
     2.5 Officers. At the Effective Time, the officers of Hampton will be the initial officers of the Surviving Corporation which are the individuals identified or designated pursuant to Schedule 2.5, and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.
III. CONVERSION OF SHARES AND OTHER MATTERS
     3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Hampton, Apple or the holders of the following securities:
     (a) The Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock equal to one-third of the number of shares of Hampton Common Stock to be issued in the Spin-Off (“Merger Consideration”). Each share of Apple Common Stock will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock equal to the Merger Consideration divided by the number of shares of Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)). For the avoidance of doubt, the Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock which, when divided by the total number of shares of Hampton Common Stock to be issued in the Spin-Off and the Merger, equals 25.0% of the issued and outstanding shares of the common stock of the Surviving Corporation. Following the Effective Time, all shares of Apple Common Stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist.
     (b) Each share of Apple Common Stock owned by Apple, Parent or any direct or indirect wholly owned subsidiary of Apple or Parent (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment will be made with respect thereto.
     (c) Each share of Hampton Class A Common Stock and Hampton Class B Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding as a share of Hampton Class A Common Stock and Hampton Class B Common Stock, respectively, following the Effective Time.
     (d) Prior to the Effective Time, Apple and the Apple Board of Directors will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such amendments to Apple Option Plans and taking such other actions as are reasonably requested by Hampton) such that:
          (i) All Apple Options that are not otherwise exercisable will become exercisable and if, elected by the holder, will be exercised effective as of immediately prior to the Effective Time, with the effect that the Apple Common Stock into which they are converted will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time.
          (ii) Without limiting the generality or effect of Section 3.1(d)(i), the holders of all Apple Options will be notified that Apple Options may be exercised at any time during the period that commences on the date of this Agreement and ends on the day before the Effective Time (the “Exercise Period”), provided that (A) any such exercise, to the extent that it relates to an Apple Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (B) no Apple Option may be exercised after the Exercise Period.
          (iii) Apple Options that are not exercised before the end of the Exercise Period terminate at the Effective Time.
          (iv) All Apple Option Plans will terminate at the Effective Time.
     3.2 Exchange of Certificates. (a) Prior to the Closing, Parent’s transfer agent will be designated by Parent to act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Apple Common Stock for certificates representing that number of shares of Hampton Class A Common Stock that are to be issued pursuant to Section 3.1(a).
     (b) As soon as practicable, but in any event no later than five Business Days following the Effective Time, the Surviving Corporation will deposit with the Exchange Agent, as nominee for the benefit of the Apple Shareholders, certificates representing the shares of Hampton Class A Common Stock to be issued pursuant to Section 3.1(a) (such shares of Hampton Class A Common Stock, together with cash for the payment of any dividends or distributions with respect thereto and the Fractional Share Amount, being hereinafter referred to as the “Exchange Fund”).
     (c) After the Effective Time, the Exchange Agent will distribute to each Apple Shareholder (other than holders of shares of Apple Common Stock that are cancelled pursuant to Section 3.1(b)) (i) certificates representing the whole number of shares of Hampton Class A Common Stock into which such Person’s shares of Apple Common Stock have been converted in accordance with Section 3.1(a), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Hampton Class A Common Stock, and (iii) the portion of the

Fractional Share Amount which such Apple Shareholder has the right to receive pursuant to the provisions of Section 3.2(d). In no event will any Apple Shareholder be entitled to receive interest on any funds to be received pursuant to the Merger. From and after the Effective Time, the interest of each Apple Shareholder immediately prior to the Merger will be limited to the right to receive (A) the whole number of shares of Hampton Class A Common Stock into which the shares of Apple Common Stock held by such Person have been converted, (B) dividends or other distributions, if any, and (C) a portion of the Fractional Share Amount, in each case, as described above.
     (d) Each Apple Shareholder who otherwise would have been entitled to a fraction of a share of Hampton Class A Common Stock upon conversion of such Person’s shares of Apple Common Stock pursuant to Section 3.1(a) (after aggregating all of such Person’s shares of Apple Common Stock immediately prior to the Effective Time) will receive from the Exchange Agent a cash payment in lieu of such fractional share of Hampton Class A Common Stock. Promptly after the Effective Time, the Exchange Agent will aggregate all such fractional shares into whole shares of Hampton Class A Common Stock, sell the whole shares of Hampton Class A Common Stock in the open market on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of Hampton Class A Common Stock and distribute to each such holder or for the benefit for each such beneficial owner such holders or owner’s ratable share of the total proceeds (net of total selling and conversion expenses) of such sale (such aggregate amount, the “Fractional Share Amount”); provided, however, that the Exchange Agent will have sole discretion to determine when, how, though which broker-dealer and at what price to execute the sales; provided, further, that neither the Exchange Agent nor any broker-dealer used by the Exchange Agent will be an affiliate of Parent or Hampton.
     (e) All shares of Hampton Class A Common Stock issued upon conversion of shares of Apple Common Stock in accordance with the terms hereof will be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Apple Common Stock.
     (f) If any certificate representing shares of Hampton Class A Common Stock is to be issued in a name other than the name of the Apple Shareholder entitled to such shares of Hampton Class A Common Stock, it will be a condition to the issuance thereof that appropriate transfer documentation, reasonably acceptable to the Exchange Agent, be presented to the Exchange Agent and that the Person requesting such issuance pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance or for any other reason, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (g) The Surviving Corporation will be entitled to deduct and withhold from the shares of Hampton Class A Common Stock, any dividends or distributions thereon or otherwise payable hereunder to any Apple Shareholder, and any portion of the Fractional Share Amount, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provisions of income tax Law. To the extent that the Surviving Corporation so withholds those amounts, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Apple Shareholder in respect of the shares for which such deduction and withholding was made by the Surviving Corporation.
     (h) Any portion of the Exchange Fund that remains unclaimed by Apple Shareholders one year after the Effective Time will be delivered to the Surviving Corporation together with any interest or other income accrued through such time as a result of the investments described in Section 3.2(j), and any such Apple Shareholders who have not theretofore complied with this Section 3.2 will thereafter look only to the Surviving Corporation for payment of the shares of Hampton Class A Common Stock, any portion of the Fractional Share Amount and any unpaid dividends or distributions thereon deliverable in respect of each share of Apple Common Stock, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by Apple Shareholders that would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (i) None of the Surviving Corporation, Parent, Parent’s transfer agent, the Exchange Agent or any other Person will be liable to any Apple Shareholder for any shares of Hampton Class A Common Stock, any dividend or other distribution with respect thereto or any portion of the Fractional Share Amount delivered in good faith to a Governmental Entity pursuant to applicable abandoned property, escheat or similar applicable Laws.
     (j) The Exchange Agent will invest any cash included in the Exchange Fund as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments will be paid to the Surviving Corporation promptly upon request by the Surviving Corporation and as set forth in Section 3.2(h).
IV. REPRESENTATIONS AND WARRANTIES OF HAMPTON
     Except as (x) disclosed and reasonably apparent on its face as pertaining solely to Hampton in the Parent SEC Reports filed prior to the close of business on the Measurement Date, (y) required by the Spin Off Agreement, or (z) disclosed in the disclosure schedule (the “Hampton Disclosure Schedule”) delivered by Hampton to Apple in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV), (i) Hampton, only as to itself and its Subsidiaries; (ii) Parent, only as to itself and its

Subsidiaries (excluding Hampton and its Subsidiaries), as to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.9(b), 4.14, 4.22, 4.23, 4.24 and 4.25; and (iii) Parent, to its Knowledge of Hampton and its Subsidiaries only, as to Sections 4.9(a), (c) and (d), 4.10, 4.15, 4.16, and 4.20, each hereby represents and warrants severally, and not jointly, to Apple as follows:
     4.1 Due Organization, Good Standing and Corporate Power. Each of Parent, Huckleberry, Hampton and Hampton’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation. Each of Parent and Hampton and their respective Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and conduct their business as now being conducted. Each of Parent and Hampton and each of its respective Subsidiaries are duly qualified or licensed to do business and in good standing or have equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have, as to Parent and Huckleberry, a Parent Material Adverse Effect or, as to Hampton and its Subsidiaries, a Hampton Material Adverse Effect.
     4.2 Authorization and Validity of Agreement. Each of Parent, Hampton and their respective Subsidiaries has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder or thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each of Parent, Hampton and their respective subsidiaries, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors, and, no other corporate action on the part of each of Parent, Hampton or their respective Subsidiaries or the Parent Stockholders is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed and delivered by each of Parent, Hampton and their respective Subsidiaries, as applicable, and, to the extent it is a party thereto, each is, or will be when executed and delivered, a valid and binding obligation of each of Parent, Hampton and their respective Subsidiaries enforceable against each of Parent, Hampton and their respective Subsidiaries, as applicable, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     4.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law, are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of a proxy statement/information statement in definitive form that will be mailed to Apple Shareholders in connection with the Apple Shareholders Meeting and will be mailed to the Parent Stockholders as an information statement in connection with the Spin Off (the “Proxy Statement”) and of a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) in which the Proxy Statement will be included, and the declaration of effectiveness of such Form S-4, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE or NASDAQ in respect of the listing of the shares of Hampton Class A Common Stock to be issued in connection with the consummation of the Transactions are met and notices to the NYSE or NASDAQ related to the Transactions are delivered, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the FBCA, are made, and (f) the filing of a reportable event filing required under ERISA is made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent and Hampton, as applicable, and the consummation by Parent and Hampton of the Transactions, do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws or the comparable governing documents of any Subsidiary of Parent or Hampton, (ii) violate or conflict with any Law or Order applicable to Parent, Hampton or any Subsidiary of Parent or Hampton or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Hampton or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Hampton or any of its Subsidiaries is a party or by which Hampton or any of its Subsidiaries may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have as to Parent, a Parent Material Adverse Effect or as to Hampton, a Hampton Material Adverse Effect.
     4.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Parent, Huckleberry or Hampton or any of Hampton’s Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     4.5 Capitalization of Parent and Hampton.
     (a) The authorized capital stock of Parent consists solely of 31,756,176 shares of capital stock, of which 25,000,000 shares are classified and designated as class A common stock, $1.00 par value per share (“Parent Class A Common Stock”), and of which 6,756,176 shares are classified and designated as class B common Stock, $1.00 per share (“Parent Class B Common Stock” and, together with Parent Class A Common Stock, the “Parent Common Stock”). As of the close of business on July 14, 2006 (the “Measurement Date”), there were 6,626,591 shares of Parent Class A Common Stock issued and outstanding, 1,610,072 shares of Parent Class B Common Stock issued and outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Parent Common Stock or any capital stock equivalent or other nominal interest in Parent or any of its Subsidiaries which relate to Parent (collectively, “Parent Equity Interests”) pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Parent Equity Interests. Except as provided in the Parent Certificate of Incorporation and the Parent Stockholders Agreement, there are no Contracts to which Parent is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Parent.
     (b) Parent indirectly owns 100% of the outstanding capital stock of Hampton. Immediately prior to the Effective Time, there will be one-half of one share of Hampton Class A Common Stock issued and outstanding, and a one-half of one share of Hampton Class B Common Stock, issued and outstanding, for each share of Parent Common Stock issued and outstanding. At the Closing, all issued outstanding shares of Hampton Common Stock shall have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. At the Closing, except for shares issuable pursuant to this Agreement and the Spin Off Agreement, there will be no outstanding options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Hampton Common Stock or any capital stock equivalent or other nominal interest in Hampton which relate to Hampton (“Hampton Equity Interests”) pursuant to which Hampton is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Hampton Equity Interests. At the Closing, there will be no outstanding obligations of Hampton to repurchase, redeem or otherwise acquire any outstanding securities of Hampton or any Hampton Equity Interests. Except as provided in this Agreement and the Ancillary Agreements, at the Closing, (i) there will be no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of

Hampton, (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hampton Common Stock holders may vote will be issued or outstanding, and (iii) no obligations of Hampton to repurchase, redeem or otherwise acquire any outstanding securities of Hampton or any Hampton Equity Interests will be outstanding.
     (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Hampton are, or at the Closing will be, owned by Hampton, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any nature calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Each subsidiary of Hampton constitutes a Subsidiary of Hampton as defined in this Agreement.
     4.6 Absence of Certain Events. Except as required or expressly permitted by this Agreement, the Spin Off Agreement or as reflected in the Hampton Financial Statements, since December 31, 2005, Hampton and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.2 had such Section 6.2 been in effect since December 31, 2005 or (ii) would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     4.7 Litigation. There are no Actions pending against Hampton or any of its Subsidiaries or, to the Knowledge of Hampton, threatened against Parent or Hampton or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect and, to the Knowledge of Hampton, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have a Hampton Material Adverse Effect. Neither Hampton nor any of its Subsidiaries is subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a Hampton Material Adverse Effect. As of the date of this Agreement, Parent does not administer any of Hampton’s or its Subsidiaries’ pending or threatened Actions.
     4.8 Title to Properties; Encumbrances. Each of Hampton and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets used by Hampton or its Subsidiaries in the conduct of their businesses except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Hampton or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     4.9 SEC Reports and Hampton Financial Statements.
     (a) All disclosures concerning Hampton and its Subsidiaries in the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Parent SEC Report filed with the SEC prior to the date of this Agreement.
     (b) As of the Measurement Date, Parent indirectly owned 100% of the capital stock of Hampton for at least two years.
     (c) Attached to Section 4.9(c)-1 of the Hampton Disclosure Schedule are the audited financial statements of Hampton as of and for the period ended December 31, 2005 (collectively, the “Hampton Audited Financial Statements”), including the balance sheet of Hampton as of December 31, 2005. Attached to Section 4.9(c)-2 of the Hampton Disclosure Schedule are the unaudited financial statements of Hampton as of and for the period ended March 31, 2006 (the “Hampton Interim Financial Statements,” and together with the Hampton Audited Financial Statements, the “Hampton Financial Statements”). The Hampton Financial Statements (including any notes thereto) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of Hampton and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject in the case of the Hampton Interim Financial Statements to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Hampton and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Hampton is a party.

     (d) The records, systems, controls, data and information for Hampton and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are or as of the Effective Time will be under the exclusive ownership and direct control of Hampton or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Hampton and its Subsidiaries have (i) devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) designed disclosure controls and procedures to ensure that material information relating to Hampton, including its Subsidiaries, is made known to management of Hampton by others within those entities, and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to Hampton’s auditors and audit committee (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Hampton’s ability to record, process, summarize and report financial data and have identified for Hampton’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Hampton’s internal controls. Hampton has made available to Apple a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.
     4.10 No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Hampton Interim Financial Statements, including the notes thereto or contemplated by the Spin Off Agreement, since the date of the Hampton Interim Financial Statements, neither Hampton nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Hampton prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     4.11 Compliance with Law.
     (a) Hampton and each of its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     (b) Hampton and its Subsidiaries hold, to the extent legally required, all Permits that are required for the lawful operation of their businesses as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Hampton

Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     4.12 Insurance. Hampton and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Hampton and its Subsidiaries.
     4.13 Regulatory Matters.
     (a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, there are no facts:
          (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Hampton or its Subsidiaries by any competent Governmental Entity; or
          (ii) which would otherwise reasonably be expected to cause Hampton or its Subsidiaries to withdraw, recall or suspend any products of Hampton or its Subsidiaries from the market or to change the marketing classification of any products of Hampton or its Subsidiaries or to terminate or suspend testing of any products of Hampton or its Subsidiaries.
     (b) There are no:
          (i) products which have been recalled by Hampton or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2004; or
          (ii) Actions pending, or to the Knowledge of Hampton, contemplated or threatened, and no such Actions have been settled or otherwise resolved since January 1, 2004 seeking the recall, suspension or seizure of any products of Hampton or its Subsidiaries.
     (c) Since January 1, 2004, Hampton and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Hampton or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.

     4.14 Broker’s or Finder’s Fee. Except for UBS Securities LLC and Jefferies & Company, Inc., to which only Parent has any liability or obligation, no Person acting on behalf of Parent or Hampton is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Apple, Hampton or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement, the Ancillary Agreements or any of the Transactions.
     4.15 Employee Benefit Matters
     (a) Section 4.15 of the Hampton Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, consultants, leased employees or employees of Hampton and its Subsidiaries, with respect to which Hampton or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Hampton ERISA Affiliate that are subject to Title IV of ERISA (the “Hampton Benefit Plans”). For purposes of this Agreement, (i) a “Hampton ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Hampton would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) a “Hampton Foreign Plan” means any Hampton Benefit Plan that is maintained outside of the United States.
     (b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below, as would not, either individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, (i) each of the Hampton Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Hampton Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Hampton Benefit Plan, (iii) no Hampton Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Hampton Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Hampton or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Hampton Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Hampton or its Subsidiaries or, to the Knowledge of Parent or Hampton, any other person, including any fiduciary, has engaged in a transaction in connection with which Hampton, its Subsidiaries or any Hampton Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Parent or Hampton, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Hampton Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Hampton Benefit Plans, (viii) all contributions or other amounts payable by Hampton or its Subsidiaries as of the Effective Time with respect to each Hampton Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Hampton Benefit Plan, (A) there is no liability of Hampton or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there by any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Parent or Hampton, no such proceedings with respect to any insurer are imminent, (x) Hampton and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Hampton Benefit Plans, without the consent of any other Person, and (xi) no Hampton Benefit Plan provides benefits to any individual who is not a current or former employee of Hampton or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.
     (c) In addition to the representation contained in Subsection (b) above (if applicable) as would not, either individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect, (i) each Hampton Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Hampton Foreign Plan); (ii) the Hampton Financial Statements accurately reflect the Hampton Foreign Plan liabilities and accruals for contributions required to be paid to the Hampton Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Parent or Hampton and its Subsidiaries, threatened, with respect to any Hampton Foreign Plan.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Hampton or any of its Subsidiaries from Hampton or any of its Subsidiaries under any Hampton Benefit Plan, (ii) increase any benefits otherwise payable under any Hampton Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.
     (e) Except as would not reasonably be expected to have a Hampton Material Adverse Effect, with respect to independent contractors and consultants who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Hampton and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so and (iii) neither Hampton or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Hampton Benefit Plan or otherwise.
     4.16 Taxes, Tax Returns, Tax Treatment
     (a) Hampton and each of its Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Hampton and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 2001 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Hampton or any of its Subsidiaries for which Hampton does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect. Within the past two years, neither Hampton nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Hampton or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an

Hampton Material Adverse Effect. Hampton and its Subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     (b) None of Parent, Hampton or any of their respective Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.
     (c) To the Knowledge of Parent and Hampton, as of the date of this Agreement, none of Parent, Hampton, or any of their respective Subsidiaries or controlled Affiliates is aware of any fact that would reasonably by expected to cause the tax treatment of the Spin Off or the Merger to fail to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code.
     4.17 Intellectual Property. Section 4.17 of the Hampton Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, and issued patents owned, used or licensed by or to Hampton or any of its Subsidiaries and that are material to the conduct of the business of Hampton and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know-how or processes that Hampton or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Hampton and its Subsidiaries (collectively, the “Hampton Intellectual Property”). Hampton and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Hampton Intellectual Property and, as of the Closing, all of the Hampton Intellectual Property will be in the name of Hamilton Beach/Proctor-Silex, Inc. Hampton and its Subsidiaries own or have the right to use the Hampton Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of the Hampton Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Hampton or any of its Subsidiaries regarding the ownership of or the right to use any Hampton Intellectual Property or challenging the rights of Hampton or any of its Subsidiaries with respect to any of the Hampton Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect. To the Knowledge of Hampton, as of the date hereof, there is no infringement or misappropriation of the Hampton Intellectual Property by any Person.
     4.18 Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect (i) the operations of Hampton and its Subsidiaries are and, since

January 1, 2000, have been in compliance with all applicable Environmental Laws, (ii) each of Hampton and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Hampton and its Subsidiaries, and (iii) to the Knowledge of Hampton, since January 1, 2000, there has been no release of any Hazardous Materials in violation of any Environmental Law which would reasonably be expected to result in liability to Hampton or any of its Subsidiaries at any of its current or former operations. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect there are no legal, administrative or arbitral bodies seeking to impose, nor are there any Actions of any nature reasonably likely to result in the imposition of, on Hampton or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Hampton, threatened against Hampton or any of its Subsidiaries. Except as reflected in the Hampton Financial Statements, and except as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, neither Hampton nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Hampton, as of the date hereof, the Hampton Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations. Except as set forth in this Section 4.18, no representations or warranties are being made with respect to environmental matters.
     4.19 Material Contracts. None of Hampton or any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC determined as if Hampton was subject to the periodic reporting requirements of the Exchange Act or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non-competition or other Contract that materially limits or will materially limit Hampton or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Hampton and each of its Subsidiaries is, or at the Closing will be, valid and in full force and effect and neither Hampton nor any Subsidiary of Hampton has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Hampton’s Knowledge, the other party to any “material contract” described in this Section 4.19 is not in material breach of or default under such “material contract.”
     4.20 Labor Relations
     (a) As of the date of this Agreement, (i) none of Hampton, its Subsidiaries or any of its controlled Affiliates are a party to any collective bargaining agreement, works council or workers’ association, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, no labor organization or group of employees of Hampton or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent or Hampton, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Parent or Hampton, threatened against or involving any of Hampton or its Subsidiaries, and (iv) to the Knowledge of Parent or Hampton, Hampton and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.
     (b) To the Knowledge of Parent or Hampton, Hampton and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Hampton Material Adverse Effect.
     4.21 State Takeover Laws. Neither Section 203 of the DGCL nor any similar “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.
     4.22 Vote Required. Immediately following the stock dividend from Huckleberry to Parent of all of the capital stock of Hampton as described in the Spin Off Agreement, the only stockholder vote required to approve and adopt this Agreement and the Transactions (including the Spin Off and the Merger) will be that of Parent, as sole stockholder of Hampton.
     4.23 Opinions of Parent Financial Advisors. Parent has received the opinion of UBS Securities LLC and the members of the Board of Directors of Parent who are not lineal descendants of the founder of Parent have received the opinion of Jefferies & Company, Inc., each dated the date of this Agreement, to the effect that, as of such date, and subject to the matters set forth therein, the Exchange Ratio (as defined therein) in the Merger is fair, from a financial point of view to Hampton.
     4.24 Transactions with Related Parties. Except for transactions involving Subsidiaries of Hampton, Hampton is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Hampton. As of the Measurement Date, neither Parent nor any of its controlled Affiliates owns or has, nor as of the Effective Time will Parent or any of its controlled Affiliates have, any ownership interest in any Person which is in competition with Hampton or which is engaged in a related or similar business to the business conducted by Hampton or is or will be, as the case may be, a party to any Contract providing for its acquisition of such ownership or ownership interest.
     4.25 Ownership of Apple Common Stock. Parent, together with its controlled Affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not, nor by its own actions will it or any of its controlled Affiliates become prior to the Effective Time, the beneficial owner of any shares of Apple Common Stock.
     4.26 Customers.
     (a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Hampton has canceled or otherwise terminated its Contract or relationship with Hampton or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Hampton and, to the Knowledge of Hampton, there has been no material adverse change in the business relationship of Hampton or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Hampton, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Hampton or any of its Subsidiaries or to decrease significantly its purchases of the products from Hampton or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.
     (b) To the Knowledge of Hampton, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Hampton or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect.
     4.27 Assets. After giving effect to the transactions described in or contemplated by the Spin Off Agreement and the services to be provided pursuant to the Transaction Services Agreement, immediately following the consummation of the Spin Off, Hampton and its Subsidiaries, taken as a whole, will own, lease, license or have the legal right to use all of the material assets, rights and properties used or held for use by Hampton and its Subsidiaries in the conduct of their businesses as currently conducted.
V. REPRESENTATIONS AND WARRANTIES OF APPLE
Except as disclosed in (x) the Apple SEC Reports filed prior to the close of business on the Measurement Date or (y) the disclosure schedule (the “Apple Disclosure Schedule”) delivered by Apple to Parent and Hampton in connection with the execution of this

Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V), Apple hereby represents and warrants to Parent and Hampton as follows:
     5.1 Due Organization, Good Standing and Corporate Power. Apple is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.2 Authorization and Validity of Agreement. Apple has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Apple, and the consummation by Apple of the Merger, have been duly authorized and approved by its board of directors and, except for the Apple Shareholder Approval, no other corporate action on the part of Apple is necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger. This Agreement has been duly executed and delivered by Apple and is a valid and binding obligation of Apple enforceable against Apple in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     5.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act and any other applicable Antitrust Law are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included, and the declaration of effectiveness of such Form S-4, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE or NASDAQ in respect of the listing of the shares of Hampton Class A Common Stock to be issued in connection with the consummation of the Transactions are met and notices to the NYSE or NASDAQ related to the Transactions are delivered, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the FBCA, are made, and (f) the Apple Shareholder Approval is obtained, the execution and delivery of this Agreement by Apple and the consummation by Apple of the Transactions, do not and will not (i) violate or conflict with any provision of its articles of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order applicable to Apple or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Apple or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Apple or any of its Subsidiaries is a party, or by which Apple or any of its Subsidiaries may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Apple for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     5.5 Capitalization of Apple.
     (a) The authorized capital stock of Apple consists of 75,000,000 shares of common stock, $0.10 par value per share (the “Apple Common Stock”). As of the Measurement Date, there were 24,492,069 shares of Apple Common Stock issued and outstanding, and 1,712,827 shares of Apple Common Stock were reserved for issuance upon the exercise of outstanding options (the “Apple Options”) for Apple Common Stock. Between the Measurement Date and the date hereof, Apple has not issued any shares of Apple Common Stock (other than pursuant to the exercise of Apple Options). All issued and outstanding shares of Apple Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, and except for shares of Apple Common Stock issuable pursuant to the Apple Options, there are no outstanding or authorized options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Apple Common Stock or any capital stock equivalent or other nominal interest in Apple or any of its

Subsidiaries which relate to Apple (collectively, “Apple Equity Interests”) pursuant to which Apple or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Apple Equity Interests. There are no outstanding obligations of Apple to repurchase, redeem or otherwise acquire any outstanding securities of Apple or any Apple Equity Interests. There are no Contracts to which Apple is a party relating to the issuance, sale, transfer, or voting of any equity securities or other securities of Apple. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Apple Shareholders may vote are issued or outstanding as of the date hereof.
     (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Apple are owned by Apple, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any nature calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     (c) The exercise price of each Apple Option is equal to or greater than the fair market value of the Apple Common Stock on the date of the grant of such Apple Option. The grant date of each Apple Option is on or after the date on which such grant was authorized by the Apple Board of Directors. The terms of each of the option agreements for each optionee permit the treatment of each such option described in Section 3.1(d). Except as set forth in Schedule 5.5(c), the terms of each of the option agreements for each optionee are substantially similar to the forms attached to Section 5.5(c) of the Apple Disclosure Schedule, and no such option agreement provides for any payment or other transfer from Apple or any Affiliate of Apple or for any adjustment to the terms of the option in connection with the transaction contemplated by this Agreement that is not provided for in such forms.
     (d) Each subsidiary of Apple constitutes a Subsidiary of Apple as defined in this Agreement.
     5.6 Absence of Certain Events. Except as required or expressly permitted by this Agreement or as reflected in the Apple Financial Statements, since December 31, 2005, Apple and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.1 had such Section 6.1 been in effect since December 31, 2005, or (ii) would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

     5.7 Litigation. There are no Actions pending against Apple or any of its Subsidiaries or, to the Knowledge of Apple, threatened against Apple or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and, to the Knowledge of Apple, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its Subsidiaries are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect.
     5.8 Title to Properties; Encumbrances. Each of Apple and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Apple or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.9 Apple SEC Reports; Financial Statements.
     (a) Each of Apple and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Apple since January 1, 2003 (the “Apple SEC Reports”). The Apple SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Apple SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary of Apple is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.
     (b) Each of the consolidated financial statements of Apple (including, in each case, any notes thereto) contained in the Apple SEC Reports (the “Apple Financial Statements”) was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of Apple and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Apple and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Apple is a party.
     (c) The records, systems, controls, data and information of Apple and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Apple or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Apple and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Apple (i) has designed disclosure controls and procedures to ensure that material information relating to Apple, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Apple’s auditors and the audit committee of Apple’s board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Apple’s ability to record, process, summarize and report financial data and have identified for Apple’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apple’s internal controls. Apple has made available to Parent a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.
     5.10 No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Apple as of and for the period ended March 31, 2006 included in Apple’s Form 10-Q for the quarter ended March 31, 2006, including the notes thereto, since such date, neither Apple nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Apple prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

     5.11 Compliance with Law.
     (a) Each of Apple and its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     (b) Each of Apple and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.12 Insurance. Apple and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Apple and its Subsidiaries.
     5.13 Regulatory Matters.
     (a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no facts:
          (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Apple or its Subsidiaries by any competent Governmental Entity; or
          (ii) which would otherwise reasonably be expected to cause Apple or its Subsidiaries to withdraw, recall or suspend any products of Apple or its Subsidiaries from the market or to change the marketing classification of any products of Apple or its Subsidiaries or to terminate or suspend testing of any products of Apple or its Subsidiaries.
     (b) There are no:
          (i) products which have been recalled by Apple or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2004; or
          (ii) Actions pending, or to the Knowledge of Apple, contemplated or threatened, and no such Actions have been settled or resolved since January 1, 2004, seeking the recall, suspension or seizure of any products of Apple or its Subsidiaries.

     (c) Since January 1, 2004, Apple and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Apple or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.
     5.14 Broker’s or Finder’s Fee. Except for Banc of America Securities LLC and Capital Link LLC, to which only Apple has any liability or obligation, no Person acting on behalf of Apple or any of its Subsidiaries is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Parent, Hampton, Apple or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement, the Ancillary Agreements or any of the Transactions.
     5.15 Taxes, Tax Returns, Tax Treatment
     (a) Apple and each of its subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Apple and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 1998 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Apple or any of its subsidiaries for which Apple does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Apple and its subsidiaries or as described in the Ancillary Agreements). Within the past two years, neither Apple nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Apple or any of its subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Apple and its subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     (b) None of Apple or any of its subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.
     (c) To the Knowledge of Apple, as of the date of this Agreement, none of Apple or any of its subsidiaries or controlled Affiliates is aware of any fact that would reasonably be expected to cause the tax treatment of the Spin Off or the Merger to fail to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code.
     5.16 Employee Benefit Matters.
     (a) Section 5.16 of the Apple Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, consultants, leased employees or employees of Apple and its Subsidiaries, with respect to which Apple or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Apple ERISA Affiliate that are subject to Title IV of ERISA (the “Apple Benefit Plans”). For purposes of this Agreement, (i) an “Apple ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Apple would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) an “Apple Foreign Plan” means any Apple Benefit Plan that is maintained outside of the United States.
     (b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below, as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each of the Apple Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Apple Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Apple Benefit Plan, (iii) no Apple Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Apple Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Apple or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Apple Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Apple or its Subsidiaries or, to the Knowledge of Apple, any other person, including any fiduciary, has engaged in a transaction in connection with which Apple, its Subsidiaries or any Apple Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Apple, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Apple Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Apple Benefit Plans, (viii) all contributions or other amounts payable by Apple or its Subsidiaries as of the Effective Time with respect to each Apple Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Apple Benefit Plan, (A) there is no liability of Apple or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there by any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Apple, no such proceedings with respect to any insurer are imminent, (x) Apple and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Apple Benefit Plans, without the consent of any other Person, and (xi) no Apple Benefit Plan provides benefits to any individual who is not a current or former employee of Apple or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.
     (c) In addition to the representation contained in Subsection (b) above (if applicable) as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each Apple Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Apple Foreign Plan); (ii) the Apple Financial Statements accurately reflect the Apple Foreign Plan liabilities and accruals for contributions required to be paid to the Apple Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Apple and its Subsidiaries, threatened, with respect to any Apple Foreign Plan.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Apple or any of its Subsidiaries from Apple or any of its Subsidiaries under any Apple Benefit Plan, (ii) increase any benefits otherwise payable under any Apple Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.
     (e) Except as would not reasonably be expected to have an Apple Material Adverse Effect, with respect to independent contractors and consultants who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Apple and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so, and (iii) neither Apple or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Apple Benefit Plan or otherwise.
     5.17 Intellectual Property. Section 5.17 of the Apple Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Apple or any of its Subsidiaries that are material to the conduct of the business of Apple and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know-how or processes that Apple or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Apple and its Subsidiaries (collectively, the “Apple Intellectual Property”). Apple and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Apple Intellectual Property and, as of the Closing, all of the Apple Intellectual Property will be in the name of Apple or its Subsidiaries. Apple and its Subsidiaries own or have the right to use the Apple Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of

the Apple Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Apple or any of its Subsidiaries regarding the ownership of or the right to use any Apple Intellectual Property or challenging the rights of Apple or any of its Subsidiaries with respect to any of the Apple Intellectual Property which would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. To the Knowledge of Apple as of the date hereof, there is no infringement or misappropriation of the Apple Intellectual Property by any Person.
     5.18 Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) the operations of Apple and its Subsidiaries are and since January 1, 2000, have been in compliance with all applicable Environmental Laws, (ii) each of Apple and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Apple and its Subsidiaries, and (iii) to the Knowledge of Apple, since January 1, 2000, there has been no release of any Hazardous Materials in violation of any Environmental Law which would reasonable be expected to result in liability to Apple or any of its Subsidiaries at any of its current or former operations. Except for such of the following, as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Apple or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Apple, threatened against Apple or its Subsidiaries. Except as reflected in the Apple Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, neither Apple nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Apple, as of the date of this Agreement, the Apple Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations.
     5.19 Material Contracts. Neither Apple nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non-competition or other Contract that materially limits or will materially limit Apple or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Apple and its Subsidiaries is valid and in full force and effect and neither Apple nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Apple’s Knowledge, the other party to any “material contract” described in this Section 5.19 is not in material breach of or default under such “material contract.”
     5.20 Labor Relations.

     (a) As of the date of this Agreement, (i) none of Apple, its Subsidiaries or any of their controlled Affiliates are a party to any collective bargaining agreement, works council or workers’ association, (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, no labor organization or group of employees of Apple or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Apple, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Apple, threatened against or involving any of Apple or its Subsidiaries, and (iv) to the Knowledge of Apple, Apple and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.
     (b) To the Knowledge of Apple, Apple and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have an Apple Material Adverse Effect.
     5.21 State Takeover Laws. No applicable “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.
     5.22 Voting Requirements; Approval; Board Approval.
     (a) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Apple Common Stock entitled to vote (the “Apple Shareholder Approval”), no other vote of the holders of Apple Common Stock is necessary to approve and consummate the Transactions.
     (b) The board of directors of Apple has, at a meeting duly called and held, by a majority vote (i) determined that the Merger is advisable and in the best interest of Apple and the Apple Shareholders, (ii) adopted this Agreement, (iii) resolved to recommend (the “Apple Board Recommendation”) that the Apple Shareholders vote in favor of adopting this Agreement, and (iv) directed that this Agreement and the Transactions be submitted to the Apple Shareholders for approval at a duly held meeting of such stockholders.
     5.23 Opinion of Apple Financial Advisor. The Board of Directors of Apple has received the opinion of Banc of America Securities LLC to the effect that, as of the date of such opinion and subject to the matters set forth therein, the Exchange Ratio (as defined therein) in the Merger is fair, from a financial point of view, to holders of Apple Common Stock.
     5.24 Transactions with Related Parties. Apple is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Apple. Neither Apple nor any of its Affiliates owns or has any ownership interest in any Person which is in competition with Apple or which is engaged in a related or similar business to the business conducted by Apple and none of such Persons has entered into any Contract or understanding contemplating such ownership or ownership interest.
     5.25 Customers.
     (a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Apple has canceled or otherwise terminated its Contract or relationship with Apple or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Apple and, to the Knowledge of Apple, there has been no material adverse change in the business relationship of Apple or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Apple, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Apple or any of its Subsidiaries or to decrease significantly its purchases of the products from Apple or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     (b) To the Knowledge of Apple, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Apple or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     (c) Section 5.25(c) of the Apple Disclosure Schedule sets forth a list of the 10 largest customers of Apple and the 10 largest suppliers to Apple and its Subsidiaries, on a consolidated basis, during each of Apple’s three most recent fiscal years and for the period from the beginning of the current fiscal year to the date hereof determined on the basis of total dollar amount of net sales to such customers and purchases from such suppliers.
     5.26 Ownership of Parent Common Stock. Apple, together with its controlled Affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not, nor by its own actions will it or any of its controlled Affiliates become prior to the Effective Time, the beneficial owner of any shares of Parent Common Stock.
     5.27 Apple Shareholder Presence. To the Knowledge of Apple, on May 10, 2006, Apple had, not including Apple Shareholders who are banks, brokers, or nominees, (a) one hundred or more Apple Shareholders, (b) its principal place of business, its principal office, or substantial assets within Florida, and (c) either (i) more than ten percent of the Apple Shareholders residing in Florida, (ii) more than ten percent of the Apple shares were owned by residents of Florida, or (iii) one thousand Apple Shareholders residing in Florida.
VI. COVENANTS
     6.1 Covenants of Apple. During the period from the date of this Agreement and continuing until the Effective Time, Apple agrees as to itself and its Subsidiaries that (except for the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Apple Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent otherwise consents in writing in its sole discretion):
     (a) Ordinary Course. Apple will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Apple or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.1(e) or investments permitted by Section 6.1(g), Apple will not, and will cause its Subsidiaries not to, (i) enter into any new material line of business, (ii) enter into any Contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries upon less than 30 days prior written notice, (iii) enter into any Contract with respect to the licensing of any Apple Intellectual Property with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries upon less than 30 days prior written notice, or (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.
     (b) Dividends; Changes in Share Capital. Apple will not, and will cause its foreign Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Except as set forth in Schedule 6.1(b), Apple will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for transactions pursuant to the terms of the Apple Options outstanding as of the Measurement Date.
     (c) Issuance of Securities. Except as set forth in Schedule 6.1(c) for Apple Common Stock to be issued in connection with the exercise of Apple Options outstanding on the date hereof, Apple will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.
     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Laws, Apple will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its certificate of incorporation, bylaws or other governing documents.
     (e) No Acquisitions. Apple will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Apple in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Apple organized to conduct or continue activities otherwise permitted by this Agreement
     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Apple Subsidiaries or (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Apple will not, and will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Apple, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

     (g) Investments; Indebtedness. Apple will not, and will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) investments by Apple or any of its Subsidiaries to or in Apple or any other wholly owned Subsidiary of Apple, or (B) pursuant to any Contract or other legal obligation of Apple as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) in the ordinary course of business pursuant to an existing credit facility in an amount not to exceed $125 million in the aggregate, or (B) for trade payables incurred in the ordinary course of business or as otherwise permitted by this Section 6.1(g).
     (h) Tax-Free Qualification. Apple will use its reasonable best efforts not to, and will use its reasonable best efforts to cause its Subsidiaries not to, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.
     (i) Compensation. Except (i) as required by applicable Laws or by the terms of any collective bargaining agreement or other Contract in effect that relates to Apple or any of its Subsidiaries or any of their employees or (ii) as required under this Agreement, Apple will not, and will cause its Subsidiaries not to, increase the amount of compensation or employee benefits of any employee, consultant or director of Apple or any of its Subsidiaries, pay any severance, pension, retirement, savings or profit-sharing allowance to any employee, consultant or director that is not required by any existing plan or agreement, enter into any Contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits, increase or commit to increase any benefits for employees, consultants or directors adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any Apple Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Apple Benefit Plan for the benefit of any Person. Apple will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, except as may be required by any plan or agreement pursuant to which such stock options or other equity-based compensation were granted, any applicable Laws or in accordance with this Agreement.
     (j) Accounting Methods; Income Tax Elections. Except as reflected in the Apple Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Apple’s independent public accountants, Apple will not make, and Apple will cause its Subsidiaries not to make, any material change in method of accounting in effect as of the date of this Agreement. Apple will not, and will not permit any of its Subsidiaries to, (i)

change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries after the Merger, other than in the ordinary course of business consistent with past practice.
     (k) Certain Agreements and Arrangements. Apple will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger.
     (l) Actions Regarding Apple Benefit Plans. Apple will, effective at (or, at the election of Hampton, immediately prior to), the Effective Time, take or cause to be taken with respect to the Apple Benefit Plans the actions set forth in Section 6.1(l) of the Apple Disclosure Schedule, and will cause the Apple Benefit Plans to be amended in any of the following manners if requested by Hampton, (i) amendments to freeze or eliminate the Apple stock fund under the Apple 401(k) Plan, or (ii) amendments necessary to preserve the tax qualification of the Apple 401(k) Plan.
     (m) No Related Actions. Apple will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.
     6.2 Covenants of Hampton. During the period from the date of this Agreement and continuing until the Effective Time, Hampton agrees as to itself and its Subsidiaries that and Parent agrees to cause Hampton to (except for the transactions contemplated by the Spin Off Agreement, the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.2 (including its subsections) of the Hampton Disclosure Schedule, as required by a Governmental Entity or to the extent that Apple otherwise consents in writing in its sole discretion):
     (a) Ordinary Course. Hampton will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Hampton or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.2 will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.2(d) or investments permitted by Section

6.2(f), Hampton will not, and will cause its subsidiaries not to, (i) enter into any new material line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.
     (b) Dividends; Changes in Share Capital. Hampton will not declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock other than the Special Dividend. Hampton will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of their capital stock or any securities convertible into or exercisable for any shares of their capital stock.
     (c) Issuance of Securities. Except as required by the Spin Off Agreement, Hampton will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.
     (d) No Acquisitions. Hampton will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Hampton in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Hampton organized to conduct or continue activities otherwise permitted by this Agreement.
     (e) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Hampton Subsidiaries, (ii) in connection with the Hampton Financing, or (iii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Hampton will not, and Hampton will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Hampton, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).
     (f) Investments; Indebtedness. Other than in connection with the Hampton Financing, Hampton will not, and Hampton will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) investments by any of Hampton or any of its Subsidiaries to or in Hampton or any other wholly owned Subsidiary of Hampton, or (B) pursuant to any Contract or other legal obligation of Hampton as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) loans to pay the Special Dividend in an amount of up to $110 million and pursuant to an existing credit facility or any renewal or refinancing thereof, (B) trade payables incurred in the ordinary course of business, or (C) as otherwise permitted by this Section 6.2(f).
     (g) Tax-Free Qualification. Parent and Hampton will use their reasonable best efforts not to, and will cause their respective Subsidiaries to use their reasonable best efforts not to, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.2) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.
     (h) Compensation. Hampton will not issue or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity compensation, except as required by applicable Laws or in accordance with this Agreement.
     (i) Certain Agreements and Arrangements. Hampton will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger. Hampton will not enter into any amendments and will not waive any of its rights pursuant to the Ancillary Agreements.
     (j) No Related Actions. Hampton will not, and will cause its Subsidiaries not to, agree or commit to do any of the foregoing actions.
     6.3 Antitrust Clearance.

     (a) In no event will (1) Hampton be required to take or to consent to Apple taking, or Apple be required to take or to consent to Hampton taking, any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(e) if the Board of Directors of Hampton or Apple, as applicable, determines, after consulting with counsel, such actions would be materially adverse to the Surviving Corporation: (i) sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner, (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner, or (iii) permit assets of such party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner and (2) Parent be required to take any action referred in clauses (i) through (iii). This Section 6.3 does not require any of Parent, Hampton or Apple to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless such agreement is conditioned on the consummation of the Transactions contemplated by this Agreement.
     (b) Each of Parent, Hampton and Apple will comply fully with all applicable notification, reporting and other requirements under any Antitrust Laws. Within 10 Business Days after the date of this Agreement, each of Parent, Hampton and Apple will file any required notifications with the appropriate Governmental Entities, in each case pursuant to and in compliance with the respective Antitrust Laws. Parent, Hampton and Apple will as soon as practicable file any additional information reasonably requested by any Governmental Entity in respect of the Merger.
     (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any objections are asserted with respect to the Transactions under any Antitrust Law or if any Action is instituted (or threatened to be instituted) by any Governmental Entity or any other Person challenging any of the Transactions as violative of any Antitrust Law, each of Parent, Hampton and Apple will use its commercially reasonable efforts to resolve such objections or challenges as such Governmental Entity or other Person may have to the Transactions. In connection with the foregoing, each of Parent, Hampton and Apple will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.
     6.4 Efforts to Close. Except as set forth in Section 6.3(a), each of Parent, Huckleberry and Hampton and its Subsidiaries on the one hand, and Apple and its Subsidiaries on the other, will use its reasonable best efforts to cause all of the conditions, as specified in Article VII, to the obligations of the other party to consummate the Transactions to be met as soon as practicable after the date of this Agreement. Apple will use its reasonable best efforts to cooperate and will cause its officers, directors, employees, agents and other representatives and advisors to use their reasonable best efforts to cooperate with Hampton and its financing sources in connection with the arrangement of the Hampton Financing. Within 30 Business Days after the date of this Agreement, Parent and Hampton will file any required notifications with the appropriate Governmental Entities pursuant to and in compliance with ERISA. Each of Parent, Hampton and Apple and their respective Subsidiaries will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and third-party consents that may be or become necessary for the performance of its respective obligations under this Agreement, the Ancillary Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations and third-party consents, except that no such party hereto will be required to make any material expenditures in connection with its obligations under this Section 6.4, except as required by Section 6.3.
     6.5 Confidentiality.
     (a) Prior to the Effective Time, each of Parent, Hampton and Apple will, and will cause each of their respective subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.
     (b) From and after the Effective Time, each of Parent and the Surviving Corporation (as the successor to Apple) will, and will cause each of their subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.
     6.6 Cooperation in Tax Matters.
     (a) Following the Effective Time, none of the Surviving Corporation or any of its Affiliates will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.
     (b) Following the Effective Time, Parent and the Surviving Corporation will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of Parent, Hampton and their respective Subsidiaries reasonably necessary in connection with: any Tax matter, including the filing of any Tax Return, amended return or claim for refund; the determination of any liability for Taxes or a right to refund or credit for Taxes; or the conduct of any audit or other proceeding in respect of Taxes.

     6.7 Additional Documents. From time to time after the Effective Time, Parent and the Surviving Corporation will, and will cause their officers, attorneys, accountants and other respective representatives and Affiliates over which they exercise control to, execute and deliver, without further consideration, such documents as may be reasonably necessary or advisable in connection with the consummation of the Transactions.
     6.8 Access.
     (a) From the date hereof to the Effective Time, as applicable, each of Hampton and Apple will allow all designated officers, attorneys, accountants and other representatives of Parent, Hampton or Apple, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of Hampton or the business of Apple, as the case may be, to the personnel, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Apple or Hampton, as the case may be, including inspection of such properties; provided, however, in no event will Apple be permitted to engage in environmental testing or investigation at any such property.
     (b) No investigation pursuant to this Section 6.8 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party will be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege or the attorney work product doctrine or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent, Apple and Hampton agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.8 for any purpose unrelated to the consummation of the Transactions. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 6.5.
     6.9 Public Announcements. Prior to the Effective Time, Parent, Hampton and Apple will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the other, except as any party may determine in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange.

     6.10 Board Recommendation; Apple Shareholders Meeting. Apple’s board of directors has made the Apple Board Recommendation and will, as promptly as practicable, cause Apple to take all lawful action to solicit the Apple Shareholder Approval. Subject to Section 6.12, neither the board of directors of Apple nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Hampton, the Apple Board Recommendation. Unless this Agreement is terminated in accordance with its terms, Apple will call and hold a meeting of the Apple Shareholders (the “Apple Shareholders Meeting”) as promptly as practicable after the Form S-4 has become effective for the purpose of obtaining the Apple Shareholder Approval regardless of any action contemplated by Section 6.12, including receipt of an Apple Superior Proposal.
     6.11 Preparation of Proxy Statement; Form S-4.
     (a) As promptly as reasonably practicable after the execution of this Agreement, Apple and Hampton will prepare, and Hampton and Apple will jointly file with the SEC, the Proxy Statement and the Form S-4 in connection with the registration under the Securities Act of the shares of Hampton Class A Common Stock to be issued to the Apple Shareholders pursuant to the Merger. The parties hereto will use their commercially reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and, prior to the effective date of the Form S-4, take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Hampton Class A Common Stock pursuant to the Merger. The parties hereto will furnish all information concerning themselves and the holders of their capital stock as required in connection with such actions, the preparation of the Form S-4 and the Proxy Statement and the preparation of any other SEC filing required in connection with the Transactions contemplated by this Agreement or the Spin Off Agreement (“Additional Filings”). As promptly as practicable after the Form S-4 has become effective, Apple will mail the Proxy Statement to the Apple Shareholders and Parent and Hampton will mail the Proxy/Information Statement to the Parent Stockholders. The Proxy Statement will include the Apple Board Recommendation.
     (b) No amendment or supplement to the Proxy Statement or the Form S-4 will be made without the consent of the parties hereto (which consent will not be unreasonably withheld or delayed). The parties hereto will advise each other, promptly after any of them receives notice thereof, of the time which the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Hampton Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereon or requests by the SEC for additional information.
     (c) Apple will provide Parent and Hampton with the information concerning itself and its Affiliates, including financial statements and other financial information, in the form required to be included in the Form S-4, the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time any information relating to Apple or any of its respective Affiliates, officers or directors, should be discovered by Apple which should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Apple will promptly notify Parent and Hampton and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Apple Shareholders.
     (d) Each of Parent and Hampton will provide Apple with the information concerning itself and its Subsidiaries, including financial statements and other financial information, in the form required to be included in the Form S-4, the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time, any event or circumstance relating to Hampton or its officers or directors, should be discovered by Parent or Hampton and such information should be set forth in an amendment or supplement to the Form S-4, Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Parent or Hampton, as applicable, will promptly notify Apple and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Apple Shareholders.
     (e) All documents that any of Parent, Hampton and Apple is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     6.12 No Solicitation.
     (a) Apple will immediately cease, terminate and discontinue any discussions or negotiations with any Person conducted before the date of this Agreement with respect to any Apple Competing Transaction, and will promptly, following the execution of this Agreement, request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of Apple to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Apple pertaining to an Apple Competing Transaction.
     (b) Prior to the Effective Time, Apple will not, and will cause its Affiliates and representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent, Hampton and their respective representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Apple that is conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (an “Apple Competing Transaction”).
     (c) Apple will promptly (and in any event within 24 hours) notify Parent of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, an Apple Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.
     (d) Notwithstanding anything in this Agreement to the contrary, Apple or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding an Apple Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that, (i) the Apple Shareholder Approval has not been given, (ii) Apple has received an unsolicited bona fide written offer regarding an Apple Competing Transaction from a third party (which has not been withdrawn) and its board of directors has determined in good faith that there is a reasonable likelihood that such Apple Competing Transaction would constitute a Apple Superior Proposal, (iii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties, (iv) prior to providing any information or data to any Person in connection with an Apple Competing Transaction by any such Person, it receives from such Person an executed confidentiality agreement containing terms Apple determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Parent described in this Section 6.12(d) to be made to Parent), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it complies with Section 6.12(c). Apple will use its commercially reasonable efforts to keep Parent informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Parent with any such written proposal or offer. Apple will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Apple in this Section 6.12. Nothing in this Section 6.12(d), (x) permits Apple to terminate this Agreement (except as specifically provided in Article VIII) or (y) affects any other obligation of Apple or Parent under this Agreement.
     (e) For purposes of this Agreement, “Apple Superior Proposal” means a bona fide written offer regarding an Apple Competing Transaction made by a Person other than a party hereto or its controlled Affiliates which is on terms which the board of directors of Apple concludes, after consultation with its financial advisors and following receipt of the advice of its outside counsel, would, if consummated, result in a transaction that is more favorable to the Apple Shareholders than the Transactions.
     (f) No provision of this Agreement will be deemed to prohibit (i) Apple from publicly disclosing any information which its board of directors determines, after consultation with outside counsel, is required to be disclosed by Law, whether pursuant to the federal securities laws, state law fiduciary requirements or otherwise, or (ii) the Apple board of directors from changing its recommendation in respect of the Merger if it determines, after consultation with outside counsel, that such action is required by its fiduciary duties; provided, however, that nothing in the preceding clause (ii) will relieve Apple of its obligations with respect to the Apple Shareholders Meeting under Sections 6.10 or 8.3.
     6.13 Notification of Certain Matters. Each of Hampton and Apple will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions, and (c) any change that would reasonably be expected to have, individually or in the aggregate, a Hampton Material Adverse Effect or an Apple Material Adverse Effect, as the case may be. Hampton will give Apple prompt written notice of (i) any material change in method of accounting not required by a Governmental Entity or by changes in GAAP as concurred in by Hampton’s independent public accountants, and (ii) any material Tax election or settlement or compromise of any material income Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries following the Merger.
     6.14 Listing. Hampton and Parent will use their commercially reasonable efforts to cause the shares of Hampton Class A Common Stock to be issued in connection with the Merger to be listed on the NYSE or the NASDAQ as of the Effective Time, subject to official notice of issuance.
     6.15 Covenant Not to Compete. For a period of four years after the Closing Date, neither Parent nor any of its controlled Affiliates will, without the prior written consent of the Surviving Corporation, directly or indirectly, engage in the Restricted Business anywhere in the Territory; provided, however, that the foregoing will not restrict Parent or any of its controlled Affiliates from:
          (i) becoming an owner of less than 5% of the outstanding stock of any publicly traded corporation that engages in the Restricted Business;
          (ii) acquiring and operating a Person engaged in the Restricted Business provided that, at the time of such acquisition the annual revenue attributable to such Restricted Business does not exceed 20% of the consolidated revenue of the acquired entity for its last completed fiscal year (such acquired entity, an “Exempt Restricted Person”);
          (iii) engaging in the Restricted Business after the four anniversary of the Closing Date; and
          (iv) continuing the ownership and operation of The Kitchen Collection, Inc. in a manner consistent with past practice.
For purposes hereof, “Restricted Business” means manufacturing, designing, marketing and distributing small electric household kitchen appliances, small electric commercial kitchen appliances, small electric garment care devices, electric personal care devices, home air and water purification devices, home odor elimination devices, small electric appliances for hotel rooms, non-electrical hair care accessories and feline waste disposal devices. The parties agree that the covenants included in this Section 6.15 are, taken as a whole, reasonable in their geographic and temporal coverage and no party will raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenants. Parent acknowledges and agrees that in the event of a breach by Parent or any of its controlled Affiliates of the provisions of this Section 6.15, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Surviving Corporation may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof.
     6.16 Fees and Expenses. Except for filing fees paid under Antitrust Laws, fees or Expenses incurred in connection with the filing, printing and mailing of the Form S-4, Proxy Statement or any other document filed with the SEC in connection with the Transactions, and which will be borne equally by Apple and Hampton, (a) Apple will bear all of the Expenses of Apple and its Affiliates (for the avoidance of doubt, excluding for this purpose Hampton and its subsidiaries), including the broker’s or finder’s fees referred to in Section 5.14, (b) Parent will bear all of the Expenses of Parent and its Affiliates (other than Hampton and its subsidiaries), including the broker’s or finder’s fees referred to in Section 4.14 and (c) Hampton will bear all of the Expenses of Hampton and its Affiliates (other than Parent and its subsidiaries other than Hampton and its subsidiaries).

     6.17 Directors’ and Officers’ Indemnification and Insurance.
     (a) In the event of any threatened or actual Action, whether civil or administrative, including any such Action in which any present or former director or officer of Apple or any of its subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim Action, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which will not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such Action, except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation.
     (b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Apple (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Apple) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Apple, in each case, with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Apple for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

     (c) The provisions of this Section 6.17 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.17 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
     (d) The obligations under this Section 6.17 may not be terminated or modified by the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section 6.17 applies without the consent of the affected Indemnified Party. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.17.
     6.18 Intellectual Property Transfers. Apple will take such action as may be necessary or proper, including filing all required applications and executing any necessary transfer documentation, at its sole cost and expense, to cause all Apple Intellectual Property to be held free and clear of all Encumbrances other than Encumbrances imposed in connection with the credit agreements identified in Schedule 5.3, in the name of Apple or its Subsidiaries on the Closing Date.
     6.19 Restrictions on Solicitation and Hiring. Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as Parent and the Surviving Corporation may otherwise agree in writing, Parent will not (and will cause its controlled Affiliates not to), for a period of four years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any Person who is an officer or manager of the Surviving Corporation as of the Effective Time and who is in a category identified on Schedule 6.19 (the “officers or managers”), and Parent will not and will cause its controlled Affiliates not to, solicit (other than by means of general advertisement not directed to Persons who are officers or managers of the Surviving Corporation as of the Effective Time) or otherwise induce any such Persons who are executive officers of the Surviving Corporation as of the Effective Time, to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.19. Parent acknowledges that (i) this provision is reasonable, (ii) Apple and Hampton would not enter into this Agreement without Parent agreeing to and complying with this Section 6.19, (iii) the Surviving Corporation would suffer irreparable harm upon Parent’s violation of this provision and (iv) among other remedies, the Surviving Corporation will be entitled to obtain a temporary restraining order and/or injunction upon Parent’s breach of this provision.
     6.20 Repayment of Apple Indebtedness. Hampton will repay or cause to be repaid all of Apple’s outstanding Indebtedness described on Schedule 6.20 at the Effective Time.

     6.21 Employee Matters. Hampton will or will cause the Surviving Corporation to honor and pay or provide the benefits required under the Apple Benefit Plans in accordance with their terms (including any such terms permitting the amendment or termination of any such plan) and, with respect to the Apple Benefit Plans set forth in Schedule 6.21, for the period of time set forth in such schedule.
     6.22 Hampton Stockholder Vote. Upon satisfaction of the conditions set forth in Sections 7.1 and 7.3 of this Agreement, Parent agrees to vote or cause the vote of the sole stockholder of Hampton in favor of this Agreement and the Merger.
VII. CONDITIONS TO THE MERGER
     7.1 Conditions to the Merger. The respective obligations of Parent, Hampton and Apple to effect the Merger are subject to the satisfaction or waiver of the following conditions:
     (a) the Apple Shareholder Approval shall have been obtained at the Apple Shareholders Meeting;
     (b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law;
     (c) the Hampton Class A Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE or NASDAQ, subject to official notice of issuance;
     (d) the Form S-4 shall have become effective in accordance with the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the Transactions shall have been obtained and be in effect;
     (e) all applicable waiting periods under the HSR Act shall have terminated or expired;
     (f) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions shall have been made or obtained, except where the failure to make or obtain such Authorizations or filings would not, individually or in the aggregate, have a Hampton Material Adverse Effect or an Apple Material Adverse Effect; and
     (g) the transactions contemplated by the Spin Off Agreement shall have been consummated on the terms set forth therein.

     7.2 Conditions to the Obligations of Apple. The obligation of Apple to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Apple and may be waived by Apple):
     (a) (i) all covenants of Hampton under this Agreement to be performed by Hampton on or before the Closing shall have been duly performed by Hampton in all material respects;
          (ii) all covenants of Parent under this Agreement to be performed by Parent on or before the Closing shall have been duly performed by Parent in all material respects;
     (b) (i) the representations and warranties of Hampton in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Hampton Material Adverse Effect;
          (ii) the representations and warranties of Parent in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materially or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Parent Material Adverse Effect;
     (c) (i) Apple shall have received a certificate of Hampton addressed to Apple and dated the Closing Date, signed by an executive officer of Hampton (on Hampton’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(i) and Section 7.2(b)(i) and certifying as to the number of shares of Hampton Common Stock issued and outstanding, following the Spin Off and immediately prior to the Effective Time;
          (ii) Apple shall have received a certificate of Parent addressed to Apple and dated the Closing Date, signed by an executive officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(ii) and Section 7.2(b)(ii);
     (d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of Hampton and its Subsidiaries, taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from: (i) changes in general economic conditions or (ii) general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Hampton and its Subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Hampton and its Subsidiaries, taken as a whole;
     (e) Apple shall have received a written opinion, dated as of the Closing Date, from Greenberg Traurig LLP, tax counsel to Apple, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion;
     (f) the third-party consents set forth on Schedule 7.2(f) shall have been received; and
     (g) all Ancillary Agreements to which Parent, Hampton or any of their Affiliates is a party shall have been duly executed and delivered by Parent, Hampton or such Affiliate, as the case may be.
     7.3 Conditions to the Obligations of Parent and Hampton. The obligations of Parent or Hampton to effect the Merger are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and Hampton and may be waived by Parent, on behalf of itself and Hampton); provided, however that the condition set forth in Section 7.3(f)(ii) is exclusively for the benefit of Hampton and may be waived only by Hampton:
     (a) all covenants of Apple under this Agreement to be performed on or before the Closing Date shall have been duly performed by Apple in all material respects;
     (b) the representations and warranties of Apple in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have an Apple Material Adverse Effect;
     (c) Parent shall have received a certificate of Apple addressed to Parent and dated the Closing Date, signed by an executive officer of Apple (on Apple’s behalf and without personal liability), confirming the matters set forth in Section 7.3(a) and Section 7.3(b);

     (d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Apple and its Subsidiaries, taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from: (i) changes in general economic conditions or (ii) general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Apple and its Subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Apple and its Subsidiaries, taken as a whole;
     (e) there will be no Action pending, or threatened in writing, which the board of directors of Parent determines, following the receipt of the advice from its outside counsel, presents a reasonable likelihood of the occurrence of an Apple Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger;
     (f) (i) Parent shall have received a written opinion, dated as of the Closing Date, from Jones Day, tax counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion;
          (ii) Hampton shall have received a written opinion, dated as of the Closing Date, from McGuireWoods LLP, tax counsel to Hampton, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion; and
     (g) the third-party consents set forth on Schedule 7.3(g) shall have been received.
VIII. TERMINATION AND ABANDONMENT
     8.1 Termination. Except as otherwise provided in this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Apple Shareholder Approval:

     (a) by mutual written consent of Parent and Apple;
     (b) by Apple (provided that Apple is not then in material breach of any covenant or in breach of any representation or warranty or other agreement contained herein), if (i) there has been a breach by Parent or Hampton of any of their respective representations, warranties, covenants or agreements contained in this Agreement or any such representation and warranty has become untrue, in either case such that Section 7.2(a), Section 7.2(b) or Section 7.2(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Parent of notice of such breach or (ii) the condition contained in Section 7.1(g) will be incapable of being satisfied;
     (c) by Parent (provided that neither Parent nor Hampton is then in material breach of any covenant, or in breach of any, representation or warranty or other agreement contained herein), if (i) there has been a breach by Apple of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty has become untrue, in either case such that Section 7.3(a), Section 7.3(b) or Section 7.3(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Apple of notice of such breach or (ii) the condition contained in Section 7.1 (g) will be incapable of being satisfied;
     (d) by either Parent or Apple if any Order preventing or prohibiting consummation of the Transactions has become final and nonappealable;
     (e) by either Parent or Apple if the Merger shall not have occurred prior to March 31, 2007, unless the failure of the Merger to have occurred by such date is due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;
     (f) by either Parent or Apple if the Apple Shareholder Approval is not obtained at the Apple Shareholders Meeting ;
     (g) by Parent if the board of directors of Apple shall have modified or withdrawn the Apple Board Recommendation or failed to confirm the Apple Board Recommendation within four Business Days after Parent’s request to do so (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that Apple, in compliance with this Agreement, has supplied any Person with information regarding Apple or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Apple Board Recommendation); or

     (h) by Apple, if the board of directors of Apple authorizes Apple, subject to complying with the terms of this Agreement, to enter into a written agreement with respect to an Apple Superior Proposal; provided, however, that (i) Apple shall have complied with the provisions of Section 6.12, (ii) Apple shall have given Parent and Hampton at least four Business Days prior written notice of its intention to terminate this Agreement, attaching a description of all material terms and conditions of such Apple Superior Proposal, (iii) during such four Business Day period, Apple engages in good faith negotiations with Parent and Hampton with respect to such changes as Parent and Hampton may propose to the terms of the Merger and this Agreement, (iv) Parent and Hampton do not make prior to such termination of this Agreement, a definitive, binding offer which the Board of Directors of Apple determines in good faith, after consultation with its legal and financial advisors, is at least as favorable to Apple Shareholders as such Apple Superior Proposal and (v) prior to such termination pursuant to this Section 8.1(h), Apple pays to Parent in immediately available funds, the fee required to be paid pursuant to Section 8.3. Apple agrees to notify Parent and Hampton promptly if its intention to enter into a written agreement referred to in its notification given pursuant to this Section 8.1(h) shall change at any time after giving such notification.
     8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Apple pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Parent, Hampton or Apple, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in this Agreement and (ii) as provided in Section 8.3; provided, however, that the provisions of Sections 6.5, 6.16, 8.3, 9.5 and this Section 8.2 will each remain in full force and effect and will survive any termination of this Agreement.
     8.3 Fees and Expenses.
     (a) Notwithstanding Section 6.16, if this Agreement is terminated by (i) Parent pursuant to Section 8.1(e) or Section 8.1(f) and prior to the time of such termination an Apple Competing Transaction has been communicated to the Apple board of directors and not withdrawn, and within nine months Apple enters into an agreement to complete or completes Apple Competing Transaction, (ii) Parent pursuant to Section 8.1(g), or (iii) Apple pursuant to 8.1(h), then Apple will pay to Parent a termination fee equal to $4.0 million plus up to $2.0 million of reasonable documented, third party, out-of-pocket Expenses (the “Termination Fee”).
     (b) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement or the Ancillary Agreements. In the event that Apple fails to pay the amounts due pursuant to Section 8.1(h) and this Section 8.3 when due, and, in order to obtain such payment, the non-breaching party commences a suit that results in a judgment against the breaching party for the amounts set forth in this Section 8.3, the breaching party will pay to the non-breaching party interest on the amounts set forth in this Section 8.3, commencing on the date that such amounts become due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%.
IX. MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Covenants. Except for the covenants set forth in Sections 6.5, 6.6, 6.7, 6.15, 6.16, 6.17, 6.19, and 6.20, none of the representations, warranties or covenants in this Agreement will survive the Merger.
     9.2 Amendment and Modification. Subject to applicable Law, this Agreement and the Ancillary Agreements may be amended, modified, or supplemented only by the written agreement of the parties hereto or thereto in any and all respects before the Effective Time; provided, however, that after the Apple Shareholder Approval is obtained there will not be any amendment that by Law requires further approval by the Apple Shareholders without further approval of such shareholders.
     9.3 Waiver of Compliance. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.
     9.4 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:
     If to Parent:
NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
Attention: Charles A. Bittenbender
Facsimile: (440) 449-9561

     With a copy to:
Jones Day
222 E. 41st Street
New York, New York 10017
Attention: Robert Profusek
Facsimile: (212) 755-7306
     If to Hampton:
HB-PS Holding Company, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
Attention: Kathleen L. Diller
Facsimile: (804) 527-7218
     With a copy to:
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Attention: Clifford A. Cutchins, IV
Facsimile: (804) 225-5344
     If to Apple:
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attention: Lisa Carstarphen
Facsimile: (305) 816-9616
     With a copy to:
Greenberg Traurig LLP
1221 Brickell Avenue
Miami, Florida 33131
Attention: Paul Berkowitz
Facsimile: (305) 961-5685
     9.5 Third-Party Beneficiaries. Except as specifically set forth in Section 6.17(c), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.6 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Unless specifically permitted by an Ancillary Agreement, none of Parent, Hampton or Apple may assign this Agreement or any of their rights or liabilities thereunder without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.
     9.7 Severability. The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.
     9.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the FBCA to the extent required thereby.
     9.9 Submission to Jurisdiction; Waivers. Each of Apple, Parent and Hampton irrevocably agrees that any Action with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Apple, Parent and Hampton hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Apple, Parent and Hampton hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     9.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
     9.12 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Ancillary Agreements (other than the Transition Services Agreement), together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.13 Parent Joinder. The parties hereby expressly acknowledge and agree that Parent has been made a party to this Agreement at Apple’s request in order to provide additional assurance that the Merger will be completed and for the other purposes expressly provided herein and therein. Following the Effective Time, none of Parent nor any of its Affiliates or their respective directors, officers, employees or other representatives will have any duties, obligations or liabilities to the Surviving Corporation or any of its Affiliates or their respective directors, officers, employees or representatives with respect to the Transactions contemplated by this Agreement, except and only to the extent of Parent’s obligations under this Agreement and, if any, under the Ancillary Agreements.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

HB-PS HOLDING COMPANY, INC.

By:	/s/ Michael J. Morecroft

	Name:	Michael J. Morecroft
	Title:	President

APPLICA INCORPORATED

By:	/s/ Harry D. Schulman

	Name:	Harry D. Schulman
	Title:	Chairman and Chief Executive
Officer
Joining for the specific purposes set forth in this Agreement

NACCO INDUSTRIES, INC.

By:	/s/ Alfred M. Rankin, Jr.

	Name:	Alfred M. Rankin, Jr.
	Title:	Chairman, President and
Chief Executive Officer

EXHIBIT A
TRADEMARK LICENSE AGREEMENT
     THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) made this                      day of                     , 2006 (“Effective Date”) is by and between Hampton (“Hampton”), a Delaware corporation, with its principal place of business at 4421 Waterfront Drive, Glen Allen, VA 23060 and KCI (“KCI”), a Delaware corporation, with its principal place of business at 71 East Water Street, Chillicothe, Ohio 45601.
WITNESSETH
     WHEREAS,
     1. Hampton is engaged in the business of designing, manufacturing, marketing, and distributing small kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and is the owner of the trade names “Hamilton Beach” and “Proctor-Silex” and the trademarks HAMILTON BEACH and PROCTOR-SILEX (collectively, the “Licensed Marks”) as set forth on Exhibit A (the “Term Sheet”), which is attached hereto and made a part hereof;
     2. KCI is engaged in the business of retailing kitchenware, tableware, small electric appliances and related accessories and desires to use the Licensed Marks in connection with non-electric cookware, non-electric bakeware, non-electric kitchen gadgets, non-electric cutlery and non-electric barbecue accessories (such products bearing the Licensed Marks collectively referred to as the “Licensed Products”);

     3. Hampton and KCI had previously entered into the Amended and Restated Trademark License Agreement, dated December 12, 2000 (the “Prior Agreement”), which is hereby terminated and superseded in its entirety by this Agreement; and
     4. Hampton and KCI now desire to enter into this Agreement so that KCI may continue to use the Licensed Marks of Hampton in connection with its business as aforementioned, but at all times, solely as provided for under and in accordance with this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Grant of License
     1.1 Subject to the terms and conditions set forth herein, Hampton grants to KCI and KCI hereby accepts from Hampton, a non-exclusive, non-transferable (except as expressly permitted herein) right and license, with no right to sub-license, to use the Licensed Marks solely in connection with the marketing and sale of the Licensed Products in the Distribution Channels in the Territory, as defined in the Term Sheet, for the Initial Term (as defined herein) and any renewal thereof (collectively the “Term”).
     1.2 KCI hereby acknowledges Hampton’s ownership of the Licensed Marks and agrees that it will not, during or after the Term of this Agreement (i) contest the validity of the Licensed Marks, this Agreement or Hampton’s ownership or use of the Licensed Marks, or (ii) apply to register or aid a third party in registering the Licensed Marks or confusingly similar marks in the United States or in any other country or jurisdiction.

     1.3 Hampton expressly retains full and complete ownership of the Licensed Marks and all other rights not expressly granted to KCI under this Agreement, and all use thereof by KCI shall inure to the benefit of Hampton. KCI shall not manufacture, advertise, promote, market, sell or distribute Licensed Products as premiums or promotions including, but not limited to, fund raising, giveaways, combination sales or similar methods of merchandising, except as may be approved by Hampton in writing, which approval shall not unreasonably be withheld. KCI shall not participate in or authorize any marketing, promotion, distribution, sale or use, direct or indirect, of the Licensed Products in any country outside the Territory or in any manner not expressly included within the Distribution Channels and will not knowingly sell the Licensed Products to Persons who intend or are likely to market, promote, distribute, or resell them.
     1.4 KCI shall cause to appear on all advertising and promotional materials on or in connection with which the Licensed Marks are used, such legends, markings and notices as may be required by Hampton from time to time in order to give appropriate notice of all trademark rights therein or pertaining thereto. KCI shall use proper designations on all advertising and promotional materials indicating that Hampton is the owner of the Licensed Marks. The Hamilton Beach/Proctor-Silex Inc., Licensing — Product Approval Guidelines, Rev. 5, dated June 19, 2006, is attached hereto as Exhibit B and is incorporated herein by reference (the “LPAG”). The LPAG shall govern the approval and regulation of the quality of the Licensed Products under this Agreement. Hampton may revise the LPAG from time to time in its discretion.
     1.5 The Prior Agreement is hereby terminated as of the Effective Date and is superseded in its entirety by this Agreement. The termination of the Prior Agreement shall not relieve KCI of any of its obligations under the Prior Agreement that survive its termination.

     2. Representations and Warranties
     2.1 Hampton represents and warrants that it has the authority to execute, deliver and perform its obligations under this Agreement, and is duly organized or formed and validly existing in good standing under the laws of the state of its incorporation.
     2.2 Hampton represents and warrants that it has the right and power to grant the licenses granted herein and that the making of this Agreement does not violate or conflict with any agreement, rights or obligations existing between Hampton and any other person, firm, corporation or other entity.
     2.3 Hampton further represents and warrants that the Licensed Marks as used in connection with the Licensed Products in the Distribution Channels do not knowingly infringe any valid trademark rights of any third party in the Territory.
     2.4 KCI represents and warrants that it has the authority to execute, deliver and perform its obligations under this Agreement, and is duly organized or formed and validly existing in good standing under the laws of the state of its incorporation.
     2.5 KCI represents and warrants that the Licensed Products and any materials supplied in connection with the Licensed Products, will not infringe upon or misappropriate any copyright, trademark, patent, trade secret or other proprietary rights of any third party and will not contain any matter which is injurious to end-users or their property, and will not contain any matter which is falsely advertised, scandalous, libelous, obscene, an invasion of privacy or otherwise unlawful or tortious.

     2.6 KCI represents and warrants that it shall (and KCI shall ensure that its approved subcontractors shall) comply with all laws, treaties, rules and regulations, including export restrictions, in the Territory.
     3. Territory
     The Territory is defined in the Term Sheet.
     4. Term
     The Initial Term of this Agreement is defined in the Term Sheet. Thereafter, the Term of this Agreement shall automatically renew from year to year unless terminated in accordance with this Agreement.
     5. Royalty
     5.1 KCI agrees that it shall pay to Hampton an annual royalty (hereinafter the “Royalty”), in the amount set forth in the Term Sheet. The Royalty for the remainder of calendar year 2006 shall be calculated on a pro rata basis and shall be due on February 1, 2007. The Royalty for each calendar year after 2006 shall be due on February 1st of each such calendar year. Payment of the Royalty shall be made by check payable to Hampton in United States Dollars at its address as follows:
Hampton
Attn: Accounts Receivable
4421 Waterfront Drive
Glen Allen, Virginia 23060

or at such other address as Hampton may subsequently designate in writing from time to time, or by a bank wire transfer in accordance with such instructions as Hampton may provide to KCI from time to time.
     5.2 As to the payment of Royalty, time is of the essence and KCI shall make each of said payments on time. Any payment delayed for any reason whatsoever shall bear interest from the date when payment is due, until the date when paid in full at the annual rate of one percentage point (1%) over the prime rate in effect on the date said payment is due.
     5.3 Upon termination of this Agreement, all Royalty obligations shall be accelerated and shall immediately become due and payable. Furthermore, termination of this Agreement, for any reason, shall not relieve KCI of its accrued payment obligations.
     6. Reports and Records
     6.1 KCI shall keep true and accurate records adequate to establish the amount of Licensed Products sold under this Agreement and to permit, unless otherwise mutually agreed in writing, an independent certified public accountant selected by Hampton to inspect such records once annually during regular business hours upon reasonable notice at Hampton’s expense. On the 25th day following the end of each calendar quarter during the Term and any Sell-Off Period, KCI shall provide to Hampton monthly reports of Licensed Products sold by KCI.
     6.2 All taxes, assessments and fees of any nature levied by any governmental entity on the sale of Licensed Products by KCI shall be paid by KCI for its account. If any income or other tax or charge is levied upon receipt of any Royalty under this Agreement by any governmental entity, KCI shall pay said tax or charge and deduct same from the payment of

Royalty to Hampton. KCI shall secure an official receipt for said deducted tax or charge and (if required by Hampton) provide a copy of same to Hampton.
     7. Quality Standards and Control
     7.1 KCI agrees that the Licensed Products shall be of high quality and of such style, appearance, and distinctiveness as will preserve and protect the prestige of the Licensed Marks and the goodwill represented and symbolized thereby; that such Licensed Products will be manufactured, packaged, marketed, advertised, promoted, distributed and sold in accordance with applicable laws and the directions which may be communicated by Hampton from time to time under this Agreement; and that KCI shall not deviate from the quality, standards and manufacturing specifications of the Licensed Products unless it obtains prior written consent from Hampton. As stated above, the LPAG shall govern the approval and regulation of the quality of the Licensed Products under this Agreement. Further, KCI agrees to market, advertise and promote the Licensed Products using such high standards that will preserve and protect the prestige of the Licensed Marks.
     7.2 Hampton shall have the right to approve, in its sole discretion, any Licensed Products which KCI proposes to use or be associated with any of the Licensed Marks. To enable Hampton to consider such approval, KCI shall submit to Hampton, at no cost to Hampton, all information, articles and documents reasonably necessary to consider such approval including, without limitation, engineering drawings, prototypes, samples, raw materials, testing procedures, marketing concepts, designs, graphics, manufacturing/quality control records and other such information as reasonably requested by Hampton (collectively, the “Product Information”). Hampton shall review such Product Information and respond to KCI within twenty (20) business days of receipt of the last of the applicable Product Information from KCI. If Hampton should disapprove of any proposed Licensed Product, it shall promptly provide specific reasons for such disapproval in writing to KCI. Hampton’s failure to respond to KCI within twenty (20) business days of receipt of the last of the applicable Product Information from KCI shall constitute non-approval; provided, however, that if KCI does not receive a response to its request for approval of submitted materials within twenty (20) business days of Hampton’s receipt of the last of the applicable Product Information, KCI must notify Hampton in writing that it has not had a response from Hampton. Hampton shall then have an additional ten (10) business days from the date of such notice to respond to the submitted Product Information. If Hampton fails to respond after notice and within such ten (10) additional business days, the materials shall be deemed approved. Once Hampton has approved the proposed Licensed Product, KCI shall not materially depart therefrom without Hampton’s prior written consent, which shall not unreasonably be withheld.
     7.3 Unless otherwise agreed to by Hampton in writing, KCI shall submit the foregoing Product Information to Hampton for its prior written approval prior to any use of the Licensed Marks or initiation of Licensed Product manufacture or assembly. Once Hampton’s approval is obtained as provided in Section 7.2 above, such approval shall be deemed continuous with respect to the Licensed Product(s) so approved unless there has been a material change or alteration in the Licensed Products or materials submitted to Hampton.
     7.4 Upon ten (10) business days’ prior written notice to KCI, and at Hampton’s expense and election, Hampton shall have the right to inspect the Licensed Products at KCI’s business and/or at each and every point of manufacture no more than twice a year.

     8. Advertising and Promotion
     8.1 All advertisements, marketing and promotional materials, labels and all other written materials pertaining to the Licensed Products shall bear the Licensed Marks in prominence as prescribed by Hampton. Furthermore, the Licensed Marks shall be used by KCI only on and in connection with those Licensed Products that have been approved by Hampton in accordance with Section 7.2. KCI shall cause no other products of KCI to bear the Licensed Marks except with the express prior written consent of Hampton.
     8.2 Unless Hampton shall have previously consented in writing, KCI shall not use any of the Licensed Marks with any other trademark, word, symbol, logo, design, business name or trade name. KCI shall not use the names “Hamilton Beach,” “Proctor-Silex,” or “Hamilton Beach/Proctor-Silex” in connection with KCI’s corporate business, trade name or domain names.
     8.3 No less than thirty (30) business days in advance of any use contemplated herein, KCI shall provide Hampton with samples of advertisements, marketing and promotional materials, labels, and any other written materials bearing the Licensed Marks (hereinafter the “Materials”) for Hampton’s approval in accordance with the procedure described in Section 7.2 above. KCI shall consult with Hampton regarding KCI’s brand strategies with respect to the Licensed Products on which the Licensed Marks will be used.
     8.4 KCI agrees that it shall cause to appear on all Materials on or in connection with which the Licensed Marks are used, the following legends:
“Hamilton Beach® is a registered trademark of Hamilton Beach/Proctor-Silex, Inc. used under license,” and/or

“Proctor-Silex® is a registered trademark of Hamilton Beach/Proctor-Silex, Inc. used under license,”
or such other statement as may be requested, from time to time, by Hampton.
     8.5 KCI shall ensure that the Materials shall be of such standard, quality, style and appearance as shall, in the sole judgment of Hampton, be adequate and suited to exploit the Licensed Marks and their goodwill to maximum advantage, protection and enhancement. In the event that Hampton shall determine that any Materials are not of an adequate standard, quality, style or appearance, Hampton shall so notify KCI in writing, which writing will describe the inadequacy with specificity and KCI shall take the necessary action to correct the inadequacy as specified by Hampton and said Materials shall not be used until Hampton, in its sole discretion, determines that said Materials are now of adequate standard, quality, style and appearance.
     8.6 If Hampton determines, in its sole discretion, that the manner in which the Licensed Marks, the Materials and/or the Licensed Products are being used do not comply with Hampton’s standards, Hampton shall notify KCI thereof in writing, which writing shall set forth the non-compliance with specificity, and such shall not be used until KCI remedies the same in accordance with Hampton’s instructions and until Hampton, in its sole discretion, determines that such are in reasonable compliance with its standards.
     8.7 Should Hampton notify KCI that the manner in which the Licensed Marks, the Materials and/or the Licensed Products are used by KCI are not in compliance with the requirements set forth in this Agreement, and should KCI continue to use such Licensed Marks, Materials and/or Licensed Products without adjusting the same in accordance with the requirements set forth in this Agreement, such noncompliance will be considered a material breach of this Agreement and cause for termination pursuant to Section 12.3(i).
     9. Trademark Infringement
     9.1 KCI shall give written notice to Hampton upon KCI becoming aware of any imitation or infringement of the Licensed Marks or of any assertion that the use of the Licensed Marks infringes the rights of a third party.
     9.2 Hampton, at its sole cost and expense and in its own name, and at its sole discretion, may prosecute any action or proceeding which it deems necessary or desirable to protect the Licensed Marks including, but not limited to, actions or proceedings to prevent or deter misappropriation, counterfeiting or infringement thereof and/or to defend against a claim of infringement thereof. KCI shall fully cooperate with Hampton in such efforts arising out of the use of the Licensed Marks as permitted by this Agreement. KCI shall consent to being named a party to such action if requested by Hampton with all costs of KCI’s participation in any such action being borne by Hampton.
     9.3 KCI shall not commence any actions or proceedings alleging infringement of the Licensed Marks without the prior written consent of Hampton.
     9.4 Any and all damages recovered in any action or proceeding commenced by Hampton which relate to a claim of misappropriation, counterfeiting or infringement shall belong solely and exclusively to Hampton, except to such extent as may otherwise be agreed between KCI and Hampton in a separate written agreement.

     10. Maintenance of Trademarks
     Hampton shall be responsible for the maintenance of the Licensed Marks. KCI shall cooperate and assist Hampton in maintaining the Licensed Marks but Hampton shall be solely responsible for all costs in preparing, recording and maintaining the registrations of the Licensed Marks.
     11. Indemnification and Insurance
     11.1 KCI shall release, indemnify, defend, and hold harmless Hampton and its Affiliates, and each of their officers, directors, stockholders, agents and employees, from and against any losses, claims, demands, actions, regulatory proceedings, suits, injunctions, liabilities, causes of action, duties or obligations, acts or omissions, reporting or notification obligations, corrective actions, recalls, damages, judgments, costs, expenses, penalties and fines, reasonable attorneys’ fees and investigation costs (collectively “Loss”) arising out of any (i) breach by KCI of its obligations, representations and warranties herein; (ii) unauthorized use by KCI of the Licensed Marks; (iii) alleged damage or injury, including death, to persons or property, allegedly caused by or sustained in connection with the Licensed Products; and (iv) alleged defect, potential safety issue, prohibited act or violation of law, regulation, voluntary or mandatory standard, or guidance with respect to the design, manufacture, workmanship and materials, labeling, warnings and instructions, packaging, marketing, promotion, advertising, distribution or sale of the Licensed Products by or on behalf of KCI, provided that Hampton shall give reasonably prompt notice, cooperation and assistance, other than financial assistance, to KCI relative to any claim or suit, and further provided that, KCI shall have the option to undertake the conduct and defense of any suit so brought with counsel reasonably acceptable to

Hampton. KCI shall provide the indemnity, defense and other obligations imposed by this Section whether or not any such Loss is claimed to have arisen, in whole or in part, out of negligence or any other grounds of legal liability, including without limitation, violation of any duty imposed by law or regulation.
     11.2 Hampton shall release, indemnify, defend, and hold harmless KCI and its Affiliates, and each of their officers, directors, stockholders, agents and employees, from and against any Loss arising out of any (i) breach by Hampton of its obligations, representations and warranties herein, and (ii) claim of trademark infringement asserted against KCI by third parties relating to KCI’s use of the Licensed Marks on the Licensed Products in the Territory as permitted hereunder during the Term as authorized by this Agreement; provided that KCI shall give reasonably prompt notice, cooperation and assistance, other than financial assistance, to Hampton relative to any claim or suit, and provided that KCI’s liability for any Loss is not covered by any insurance policy then in effect on behalf of KCI or any recovery thereunder is less than the amount of KCI’s liability for the Loss. It is further agreed that, so long as Hampton agrees in writing to indemnify KCI pursuant to this Section 11.2(ii), Hampton shall have the option to undertake the conduct and defense of any suit so brought with counsel reasonably acceptable to KCI.
     11.3. During the Term of this Agreement, KCI shall obtain and maintain at its own expense, from a qualified insurance company having an A.M. Best A VII Rating or better, Commercial General Liability Insurance, including products liability coverage, with coverage of not less than $2,000,000 per occurrence and $2,000,000 general aggregate for death, bodily injury and property damage. The policy may contain a deductible or self-insured retention that is normal and customary for a business of similar type and size not to exceed $100,000 per occurrence. KCI shall be fully and solely responsible for paying that deductible or self-insured retention. KCI’s liability under this Agreement shall not be limited by the amount of such insurance coverage, and such insurance shall be primary and not contributory as to other insurance Hampton may have in effect. The above-required policy shall be written on an “occurrence” basis unless the policy is available only on a “claims-made” basis, in which case the terms of such “claims-made” insurance coverage shall be acceptable to Hampton and with terms and conditions that are reasonably available from the insurance market, and the coverage shall be maintained in effect for a period of five (5) years after the termination of this Agreement. Such policy shall name Hampton as an additional insured to the extent of KCI’s obligations under the terms and conditions of this Agreement. Such policy shall provide coverage for and protection against any and all Loss arising out of the design, manufacture, workmanship and materials, labeling warnings and instructions, packaging, advertising, promotion, marketing, distribution, sale or use of the Licensed Products, including without limitation, any alleged defects or failure of the Licensed Products and/or any alleged damage or injury, including death to persons or property, allegedly caused by or sustained in connection with the Licensed Products. KCI shall provide thirty (30) days prior written notice to Hampton of the cancellation or substantial modification to any such policy. KCI shall deliver to Hampton certificates of insurance evidencing the existence of such insurance coverage promptly after its issuance.
          12. Termination
     12.1 This Agreement may be terminated at any time by mutual agreement in writing by the parties.

     12.2 KCI shall have the right to terminate this Agreement at any time upon sixty (60) days prior written notice to Hampton.
     12.3 Hampton shall have the right to terminate this Agreement immediately upon written notice to KCI if:
     (i) KCI breaches this Agreement and fails to cure such breach within thirty (30) calendar days after written notice from Hampton; however, if KCI breaches this Agreement three times or more in any thirty-six (36) month period, regardless of whether or not such second or subsequent breach is cured by KCI, Hampton shall have the right to terminate this Agreement immediately upon written notice to KCI;
     (ii) KCI ceases to do business as an entity;
     (iii) KCI becomes insolvent;
     (iv) A receiver is appointed for KCI or one or more creditors take possession of all or substantially all of the assets of KCI, or if KCI shall make a general assignment for the benefit of creditors, or if KCI resolves to go into voluntary liquidation or if proceedings in voluntary or involuntary bankruptcy are commenced by or against KCI;
     (v) KCI withholds funds, payment or property from Hampton to which Hampton is lawfully entitled, or
     (vi) KCI sells any of the Licensed Products outside of the Distribution Channels stated in the Term Sheet.

     12.4 Hampton shall have the right to immediately terminate this Agreement in the event that a change occurs resulting in NACCO Industries, Inc. (“NACCO”) directly or indirectly owning or controlling less than fifty-one percent (51%) of KCI’s stock, unless the successor to NACCO’s ownership of a controlling interest in KCI’s stock agrees in writing to be bound by the terms of this Agreement.
     12.5 Notwithstanding Section 12.4, Hampton shall have the right to terminate this Agreement upon sixty (60) days written notice to KCI upon the conveyance of any of the stock of KCI or any of the assets of KCI associated with KCI’s performance under this Agreement, to (i) any Person who is or thereafter becomes a competitor of Hampton, (ii) any Person who is or thereafter becomes a licensee of Licensed Products from Hampton, (iii) any Person who is or thereafter becomes a customer of Hampton of the Licensed Products, (iv) any Person who has been accused by Hampton or any Affiliate of Hampton of infringing any of the Licensed Marks or any other mark of Hampton that includes the words HAMILTON BEACH or PROCTOR SILEX, which accusation has a reasonable basis in fact, or (v) an Affiliate of any of the foregoing. For purposes of this Agreement, the term “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; the term “Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, or limited liability company; and the term “competitor” means any Person engaged in the design, manufacture, marketing or distribution of small kitchen and/or household appliances and/or commercial products for restaurants, bars, hotels and/or any other businesses engaged in by Hampton at the time of the acquisition by any Person and/or its Affiliate in accordance with this Section 12.5; provided that, as used in this Section 12.5, no

Person shall be deemed to be a “competitor”, “licensee” or “customer” of Hampton solely as a result of owning some or all of the stock of KCI.
     12.6 Upon termination of this Agreement, all Materials in KCI’s possession or control on which the Licensed Marks are used in connection with the advertising and sale of the Licensed Products shall be either destroyed, sent to Hampton or disposed of as Hampton may direct. Notwithstanding the foregoing, and so long as the Agreement is not terminated because of a material breach by KCI, KCI may use its remaining inventory of Materials during the Sell-Off Period as prescribed in Section 13 below.
     12.7 Failure of either party to exercise any right or option to terminate this Agreement shall not constitute a waiver of such right or option or any other right or option.
     13. Effect of Termination and Disposal of Licensed Products Bearing the Licensed Marks Upon Termination
     13.1 Upon termination of this Agreement, KCI shall immediately cease all use of the Licensed Marks and shall undertake to destroy or return, at the option of Hampton, all Materials bearing any Licensed Mark, subject to the provisions of Section 13.2 below.
     13.2 Upon termination of this Agreement, for any reason other than pursuant to Sections 12.3, 12.4 or 12.5, KCI shall have the non-exclusive right to dispose of all Licensed Products then on hand, including works in progress, for a period not to exceed nine (9) months following termination of this Agreement (hereinafter the “Sell-Off Period”), unless otherwise agreed between the parties in writing. The parties agree that this same Sell-Off Period will be provided to KCI if Hampton decides to change the appearance of its Licensed Marks so that KCI can dispose of the remaining inventory of Licensed Products and Materials on hand before transitioning to the new Licensed Marks and Materials.

     13.3 Any Licensed Products bearing the Licensed Marks in KCI’s possession or control which are not disposed of during the Sell-Off Period shall at Hampton’s sole option either be destroyed by KCI at KCI’s expense or purchased by Hampton at KCI’s cost.
     13.4 During any Sell-Off Period contemplated by this Agreement, KCI shall (i) comply with all the terms and conditions of this Agreement, including without limitation, KCI’s obligation to make Royalty payments to Hampton; (ii) not manufacture or have manufactured Licensed Products solely or principally for sale during the Sell-Off Period; and (iii) sell any Licensed Products then in inventory at KCI’s regular selling price unless otherwise authorized by Hampton in writing.
     14. Notices
     14.1 All notices required to be given pursuant to this Agreement shall be in writing and sent to the respective addresses of the parties set forth below, unless notification of a change of address is given in writing:
If to Hampton:
Hampton
Attn: Vice President Marketing
4421 Waterfront Drive
Glen Allen, Virginia 23060
With a copy to:
Hampton
Attn: General Counsel
4421 Waterfront Drive
Glen Allen, Virginia 23060
If to KCI:
KCI

71 East Water Street
Chillicothe, Ohio 45601
Attn: Vice President — Merchandising
With a copy to:
Nectarine
5875 Landerbrook Drive
Cleveland, Ohio 44124
Attn: General Counsel
     14.2 Notice sent by mail, postage prepaid, or by telefacsimile, shall be deemed to have been given at the time of mailing or transmission, as the case may be.
     15. Compliance with and Choice of Law
     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its provisions on conflicts of law. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be exclusively adjudicated by a state or federal court of competent jurisdiction located in the County of Henrico in the Commonwealth of Virginia, and/or the U.S. District Court for the Eastern District of Virginia, located in Richmond, Virginia, and KCI consents to personal jurisdiction in any such court.
     16. Transferability
     This Agreement shall be binding upon both Hampton and KCI, and shall inure to the benefit of Hampton and its successors and assigns, but, except as otherwise set forth in this Agreement, shall not be transferable or assignable by KCI by operation of law or otherwise without the prior written consent of Hampton, in Hampton’s sole discretion.

     17. Assignability
     Hampton may assign this Agreement in connection with a transfer of all of its equity or substantially all of its assets to which this Agreement pertains by operation of law or otherwise. Except as set forth in Section 12.4, KCI shall not assign this Agreement, by operation of law or otherwise, without the prior written consent of Hampton, in Hampton’s sole discretion, and any attempt to do so in contravention of the foregoing shall be void.
     18. Entire Agreement
     This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes any prior agreement or understanding with respect thereto. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein. No variation or modification of this Agreement nor waiver of any of the terms and provisions hereof shall be deemed valid unless in writing, signed by both parties.
     19. Separability of Provisions and Titles
     19.1 If any provision of this Agreement is in violation of the present or future laws of any relevant jurisdiction in such a way that it is void or voidable, the validity of the remaining provisions shall not be affected thereby unless such invalidity is of an essential and material part of this Agreement, in which event either party shall have the right to terminate this Agreement.
     19.2 The titles to the Sections hereof are for convenience only and have no substantive effect.

     20. Waiver
     Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall it prevent a party from thereafter insisting upon strict performance.
     21. Confidentiality
     Both parties shall keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to each other as well as the terms and conditions of this Agreement (the “Confidential Information”), and shall not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein shall survive the termination of this Agreement for a period of five (5) years. Excluded from this provision is any information available in the public domain; any information known to the parties prior to the date of disclosure to each other; and any information disclosed to either of the parties by a third party who is not in breach of confidential obligations owed to another person or entity. Notwithstanding the foregoing, either party may disclose Confidential Information (a) to its bankers, attorneys and accountants subject to the same confidentiality obligations imposed herein and (b) as may be required by law from time to time. In addition, and without disclosing any Confidential Information, including without limitation this Agreement, either party may disclose the fact that it is in a licensing relationship with the other party.

     22. Counterparts
     This Agreement may be executed by original or facsimile signature, in any number of counterparts, each of which shall be regarded as an original, but such counterparts shall together constitute but one and the same agreement.
     23. Survival
     The provisions contained in Sections 1.2, 1.3, 1.5, 5, 6.1, 6.2, 9.2, 9.3, 9.4, 11, 13, 14, 15, 20, 21 and 23 shall survive the termination for any reason of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the date first written above, which shall be deemed the Effective Date of this Agreement.

HAMPTON LICENSOR:	KCI LICENSEE:

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT B
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of __ __, 2006, by and between [Nectarine], a Delaware corporation (“Parent”), [Hampton], a Delaware corporation (“Hampton”) and [KCI], a Delaware corporation and an indirect wholly owned subsidiary of Parent (“KCI”). All capitalized terms used but not defined herein shall have their respective meanings set forth in the Merger Agreement.
RECITALS:
     1. Parent, Hampton and [Apple], a Florida corporation (“Apple”), with Parent as a party joining only with respect to certain provisions provided therein, have entered into an Agreement and Plan of Merger, dated as of __ __, 2006 (the “Merger Agreement”), pursuant to which Parent will effect the Merger;
     2. Pursuant to the Merger Agreement, Apple will be merged with and into Hampton immediately after the Spin-Off.
     3. In order to facilitate the separation of Hampton from Parent and its Subsidiaries pursuant to the Merger Agreement and the Spin-Off, (a) Hampton desires, and Parent is willing to provide or cause its Subsidiaries to provide, certain transition services upon the terms and conditions set forth in this Agreement and (b) Parent and KCI desire, and Hampton is willing to provide or cause its Subsidiaries to provide, certain transition services upon the terms and conditions set forth in this Agreement.
     Accordingly, the parties agree as follows:
I. TRANSITION SERVICES
     1.1 Parent Obligations. Subject to the terms and conditions of this Agreement, during the Transition Period, Parent will, or will cause one of its Subsidiaries to, provide to Hampton the transitional services and assistance (together, the “Transition Services”) set forth on Schedule A hereto.
     1.2 Hampton Obligations. Subject to the terms and conditions of this Agreement, during the Transition Period, Hampton will, or will cause one of its Subsidiaries to, provide to Parent and/or KCI, as the case may be, the Transition Services set forth on Schedule B hereto.
     1.3 Term. The obligations of each of Parent and Hampton to provide each respective Transition Service or cause such Transition Service to be provided hereunder will terminate on the date set forth in Schedule A or Schedule B, as applicable (with respect to each such Transition Service, the “Initial Termination Date”); provided, however, that with respect to any Transition Services, Parent or Hampton may, upon written notice to the other party not less than 30 days prior to the Initial Termination Date, extend the term of such Transition Service for the subsequent transition period as set forth on an amended Schedule A or Schedule B, as applicable (the “Subsequent Transition Period”). For the purposes of this Agreement, the (a) term “Initial Transition Period” for each Transition Service means the period beginning on the date hereof and ending on the Initial Termination Date for such Transition Service set forth in Schedule A and Schedule B, respectively, and (b) terms Initial Transition Period and Subsequent Transition Period are collectively referred to herein as the “Transition Period.”
     1.4 Modification of Transition Services. During the Transition Period, any or all of the Transition Services may be modified in any respect upon mutual written agreement of Parent and Hampton.
     1.5 Employee Cooperation. Parent will cause its or its Subsidiaries’ employees providing the Transition Services (together, the “Parent Employees”) to cooperate with the employees of Hampton (together with the employees of Hampton’s Subsidiaries, the “Hampton Employees”) during the Transition Period, but neither Parent nor its Subsidiaries will have any other duty or obligation with respect to such Hampton Employees. Hampton will cause the Hampton Employees providing the Transition Services to cooperate with the Parent Employees during the Transition Period, but Hampton will have no other duty or obligation with respect to such Parent Employees.
     1.6 Scope of Services. Neither Parent nor Hampton will be obligated to perform, or to cause to be performed, any Transition Services in a volume or quantity which exceeds, in any material respect, the historical volume or quantity of such services performed by Parent, Hampton or their respective Subsidiaries, as applicable, during the two-year period ending on the date hereof.
     1.7 Standard of Performance; Standard of Care. Each of Parent and Hampton will perform, or will cause to be performed, the Transition Services (a) in such manner as is substantially similar in nature, quality and timeliness to the services provided by Parent, Hampton or their respective Subsidiaries, as applicable, prior to the date hereof and (b) in accordance with all applicable Laws.
     1.8 Confidentiality. The parties acknowledge that they are subject to, and any confidential information of any nature whatsoever of a party to this Agreement that is provided or disclosed to the other party in connection with this Agreement will be subject to, the confidentiality provisions contained in Section 6.5 of the Merger Agreement.
II. CONSIDERATION
     2.1 Fees. (a) In consideration for the Transition Services provided by or on behalf of Parent under this Agreement during the Transition Period, Hampton agrees to pay Parent the monthly fees (the “Fees”) set forth in Schedule A attached hereto. Other than the Fees and the expenses specified in Section 2.2, neither Hampton nor any of its Subsidiaries will be responsible for any fees or expenses incurred by Parent or any of

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its Subsidiaries in connection with its or their provision of the Transition Services hereunder.
          (b) In consideration for the Transition Services provided by or on behalf of Hampton under this Agreement during the Transition Period, Parent agrees to pay or cause KCI to pay to Hampton the Fees set forth Schedule B attached hereto. Other than the Fees and the expenses specified in Section 2.2, none of Parent, KCI or any of their Subsidiaries will be responsible for any fees or expenses incurred by Hampton or any of its Subsidiaries in connection with its or their provision of the Transition Services hereunder.
          (c) For any period during the Transition Period in which a Transition Service is not rendered for the entire period specified, the Fees described in Schedule A or Schedule B, as the case may be, with respect to such Transition Service will be prorated based on the actual number of days in such period, if applicable.
     2.2 Out-of-Pocket Expenses. All (a) reasonable, documented out-of-pocket expenses (including travel expenses) that arise directly out of the provision of Transition Services pursuant to this Agreement and are incurred by any of the parties or their Subsidiaries (the “Out-of-Pocket Expenses”) and (b) sales or similar non-income taxes incurred by any of the parties or their Subsidiaries in connection with the provision of Transition Services pursuant to this Agreement (together with the Out-of-Pocket Expenses, “Expenses”) will be reimbursed by the party receiving the services; provided, however, that for any Expense described in clause (a) in excess of $10,000 per occurrence or event, the party providing the services will be required to obtain prior approval thereof from the party receiving the services, which approval will not be unreasonably withheld; provided, further, that such consent will not be required for any Expense in excess of $10,000 if such Expense does not exceed the historical cost of such Expense by more than 10%.
     2.3 Payment. Each of Hampton and Parent will pay or cause to be paid to the other the Fees and Expenses within 30 days following receipt of an invoice therefor which contains customary and reasonable substantiation of the entitlement to payment of such Fees and reimbursement of such Expenses. If either party fails to pay the invoiced amount when due, interest will accrue on the amount payable at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate (the “Citibank Base Rate”) plus 2.50% per month, compounded monthly; provided, however, that if any such failure to pay is due to a good faith dispute, any amounts ultimately determined to be payable by the disputing party will instead include interest compounded at a rate equal to the Citibank Base Rate plus 2.00% per month.
III. TERMINATION
     3.1 Term and Termination. (a) This Agreement will remain in effect with respect to each Transition Service from the date hereof until the expiration of the

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Transition Period for such Transition Service unless earlier terminated in accordance with this Section 3.1.
          (b) An authorized officer of either Parent or Hampton may terminate this Agreement upon written notice to the other party if:
          (i) the other party has violated any material provision of this Agreement and such violation has not been remedied within 30 days after written notice thereof; or
          (ii) the other party has filed, or has filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights.
          (c) An authorized officer of either Parent or Hampton may terminate the Transition Period with respect to any Transition Service that is being provided by the other party or its Subsidiaries at any time by giving such party 30 days’ prior written notice of its intention to do so.
          (d) Authorized officers of Parent and Hampton may terminate this Agreement by mutual written agreement.
          (e) The parties’ obligations pursuant to Sections 1.8, 2.3 and 4.2 will survive the expiration or any termination of this Agreement in accordance with its terms.
IV. MISCELLANEOUS
     4.1 Warranty Disclaimer. EXCEPT AS PROVIDED IN SECTION 1.7, NONE OF THE PARTIES MAKES ANY WARRANTY CONCERNING THE TRANSITION SERVICES AND THE WARRANTY IN SUCH SECTION 1.7 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW HAMPTON, PARENT AND/OR KCI TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE ITS BUSINESS.
     4.2 Indemnification. (a) Subject to subsection (d) below, each party (the “Indemnitor”) will indemnify and hold the other party, its subsidiaries and each of their respective shareholders, officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (each, an “Indemnitee”) harmless from and against and will promptly defend the Indemnitees from and reimburse the Indemnitees for any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys’ fees and other costs and expenses) (collectively, “Damages”), arising out of or related to (i) a breach by the Indemnitor of this Agreement and (ii) the gross negligence, bad faith or intentional misconduct of the Indemnitor in connection with the provision or receipt of Transition Services under this Agreement.

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          (b) The amount of any Damages for which indemnification is provided under this Section 4.2 will be computed net of any insurance proceeds actually received by the Indemnitee pursuant to an insurance policy with respect to such Damages.
          (c) The Indemnitee must notify the Indemnitor in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 4.2(a), provided, however, that the failure to so notify shall not adversely impact the Indemnitee’s right to indemnification hereunder except to the extent that such failure to notify actually prejudices or prevents the Indemnitor’s ability to defend such claim, demand, action or proceeding. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnitor will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnitee. The Indemnitee will have the right (i) to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding that is being defended by the Indemnitor, and (ii) to assume the defense of such third party claim, demand, action or proceeding, at the cost and expense of the Indemnitor if the Indemnitor fails or ceases to defend the same. In connection with any such third party claim, demand, action or proceeding, the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnitor to settle any such third party claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnitor (and such settlement contains a complete release of the Indemnitee and its Subsidiaries and their respective directors, officers and employees) and the Indemnitor proposes to accept such settlement and the Indemnitee refuses to consent to such settlement, then (i) the Indemnitor will be excused from, and the Indemnitee will be solely responsible for, all further defense of such third party claim, demand, action or proceeding, (ii) the maximum liability of the Indemnitor relating to such third party claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnitee on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnitee will pay all reasonable attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnitee; provided, however, that if the amount thereafter recovered by such third party from the Indemnitee is less than the amount of the proposed settlement, the Indemnitee will be reimbursed by the Indemnitor for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.
          (d) No party will be entitled to recover any consequential, indirect or punitive damages (including lost profits or lost revenues) arising out of the matters covered by this Agreement, regardless of the form of the claim or action, including claims or actions for indemnification, tort, breach of contract, warranty, representation or covenant.
          (e) The Indemnitees’ rights to indemnification as set forth in this Section 4.2 will be their exclusive remedy with respect to any Damages arising out of the matters covered by this Agreement other than to terminate this Agreement as set

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forth in Section 3.1(b). Each Indemnitee hereto will be entitled to indemnification for Damages sustained in accordance with the provisions of this Section 4.2 regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.
     4.3 Relationship of Parties. Each of Hampton, Parent and their respective Subsidiaries will for all purposes be deemed to be an independent contractor with respect to the provision of Transition Services hereunder, will not be considered (nor will any of their directors, officers, employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of any other party and will have no duties or obligations beyond those expressly provided in this Agreement and the Ancillary Agreements with respect to the provision of Transition Services. No party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of any other party. The provision of the Transition Services shall not alter the classification of, or the compensation and employee benefits provided to, the Parent Employees or the Hampton Employees. The Parent Employees shall be employed solely by Parent or its Subsidiaries, and the Hampton Employees shall be employed solely by Hampton or its Subsidiaries. Neither the Parent Employees nor the Hampton Employees shall be entitled to any additional compensation for the provision of the Transition Services.
     4.4 Interpretation. (a) When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any applicable Law.
          (b) All parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     4.5 Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

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     4.6 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.
     4.7 Notices. All notices required or permitted pursuant to this Agreement must be given as set forth in the Merger Agreement. All notices directed to KCI will be delivered to Parent as set forth in the Merger Agreement on behalf of KCI.
     4.8 Third Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     4.9 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. No party may assign this Agreement, or any of its rights or liabilities hereunder, without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void; provided, however, that KCI may assign its rights and liabilities under this Agreement to Parent without Hampton’s written consent. Any such assignment will not relieve the party making the assignment from any liability under this Agreement.
     4.10 Severability. The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.
     4.11 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of Laws principles.
     4.12 Submission to Jurisdiction; Waivers. Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or

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invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     4.13 Force Majeure. None of the parties will be liable to any other party for failure to perform or delays in performing any part of the Transition Services if such failure or delay results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a Governmental Entity, Laws, regulations, embargo, fire, strike, other labor trouble or any other cause or circumstance beyond the control of such party other than financial difficulties of the other party. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, each party will promptly give notice to the other parties of such occurrence and the effect and/or anticipated effect of such occurrence. All parties will use their reasonable efforts to minimize disruptions in its performance, to resume performance of its obligations under this Agreement as soon as practicable and to assist the other parties in obtaining, at their sole expense, an alternative source for the affected Transition Services and the receiving party will be released from any payment obligation to the performing party with respect to the affected Transition Services during the period of such force majeure; provided, however, the resolution of any strike or labor trouble will be within the sole discretion of the performing party.
     4.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
     4.15 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), the Merger Agreement, the Spin Off Agreement and the License Agreement, together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and

8

understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

9

     IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

PARENT

By:
Name:
Title:

HAMPTON

By:
Name:
Title:

KCI

By:
Name:
Title:

EXHIBIT C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HB-PS HOLDING COMPANY, INC.
ARTICLE I
     The name of this corporation is Hamilton Beach, Inc. (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     Section 1. Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated as Preferred Stock (as defined below), Class A Common Stock (as defined below) and Class B Common Stock (as defined below). The total number of shares of capital stock that the Corporation is authorized to issue is [                    ] consisting of [                    ] shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), [                    ] shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and [                    ] shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).
     Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2. the voting powers, if any, and whether such voting powers are full or limited in such series;
3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
4. whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
7. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;
8. the provisions, if any, of a sinking fund applicable to such series; and
9. any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;
all as may be determined from time to time by the Board of Directors and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).
     Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the powers, preferences and rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:
1. Subject to the provisions of paragraph 6 of this Article IV, Section 3, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
2. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid ratably, in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder, to the holders of Class A Common Stock and Class B Common Stock.

3. On all matters presented to stockholders, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held by such holder and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock held by such holder.
4. (a) Subject to paragraph 8 of this Article IV, Section 3, the Corporation may issue shares of Class B Common Stock to any person. In connection with the spin off of the Corporation, as contemplated by that certain Spin Off Agreement, dated as of July 23, 2006, by and among NACCO Industries, Inc., a Delaware corporation and the ultimate parent of the Corporation (“NACCO”), the Corporation and Hamilton Beach/Proctor-Silex, Inc., NACCO may distribute the shares of Class B Common Stock held by NACCO to NACCO stockholders (the “Spin Off”). After the distribution of Class B Common Stock by NACCO to its stockholders, no person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:
     (i) In the case of the Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) a lineal descendant of a great grandparent of such Class B Holder, (B) a spouse of a lineal descendant of a great grandparent of such Class B Holder, (C) a lineal descendant of any spouse of a lineal descendant of a great grandparent of such Class B Holder, (D) the trustee of a trust (including without limitation a voting trust) for the benefit of one or more of such Class B Holder, any of the persons specified in subclause (A), (B) or (C) of this clause (i), and any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such Class B Holder or such Class B Holder’s spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder or such Class B Holder’s spouse payable by reason of the death of such Class B Holder or such Class B Holder’s spouse, (E) a Charitable Organization established by one or more of such Class B Holders, or any of the persons specified in this clause (i), (F) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, one or more of such Class B Holders, and any of the persons specified in this clause (i), provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership (or any survivor of a merger or consolidation of such a partnership), is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone’s part to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock, and (G) any natural person with respect to whom such Class B Holder would be a Permitted Transferee if such person desired to transfer shares of Class B Common Stock to such Class B Holder.
     (ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust other than a trust described in clause (iii) below, “Permitted Transferee” means (A) the person or persons who established such trust, and (B) a Permitted Transferee of any such person determined pursuant to clause (i) above.
     (iii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date of the Spin Off (hereinafter in this paragraph 4 called the “Record Date”) for determining the persons to whom the Class B Common Stock is distributed by NACCO, “Permitted Transferee” means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.
     (iv) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clauses (i), (ii), (iii), (v), (vi) or (vii) hereof, as the case may be.
     (v) In the case of a Class B Holder which is a partnership holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any partner of such partnership, provided that such partner was a partner of such partnership on the Record Date or is Permitted Transferee of at least one partner who was a partner of such partnership on the Record Date and (B) the Class B Holders who or that transferred the Class B Common Stock to such partnership and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said partnership, determined pursuant to clause (i) above.
     (vi) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (E) of clause (i) above) holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or redemption or through a distribution made upon liquidation of such corporation, provided that such stockholder was a stockholder of such corporation on the Record Date or is a Permitted Transferee of at least one stockholder who was a stockholder of such corporation on the Record Date, (B) the survivor of a merger or consolidation of such corporation, provided that each stockholder of each other corporation which is a party to such merger or consolidation is, at the time of such merger or consolidation, a stockholder of such corporation or a Permitted Transferee of at least one stockholder of such corporation and (C) the Class B Holder who or that transferred the Class B Common Stock to such corporation and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to such corporation, determined pursuant to clause (i) above.
     (vii) In the case of a Charitable Organization, “Permitted Transferee” means the person who transferred the shares of Class B Common Stock in question thereto and any Permitted Transferee of such person pursuant to clause (i) above.
     (viii) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (v) or (vi) above, as the case may be.
     (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.
     (c) For purposes of this paragraph 4:
     (i) The relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one.
     (ii) The term “spouse” shall include a widow or widower.
     (iii) Each joint owner of shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.

     (iv) Each great grandparent of any joint owner of shares of Class B Common Stock in question shall be considered a great grandparent of all joint owners of such shares.
     (v) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.
     (vi) Unless otherwise specified, the term “person” means both natural and legal entities.
     (d) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as stockholder of the Corporation and no other right against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The Corporation may note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this paragraph 4.
5. (a) Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below.
     (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (a) above and the payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the Corporation will deliver or cause to be delivered to the office of the Transfer Agent upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.
     (c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such date.
     (d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.
     (e) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
6. Each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation, provided that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions of stock of the Corporation, which occur after the date of the Spin Off, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.
7. In case of any consolidation, merger or sale of all or substantially all of the assets of the Corporation as a result of which stockholders of the Corporation shall be entitled to receive cash, stock other securities or other property with respect to or in exchange for their stock of the Corporation, each holder of Class A Common Stock and Class B Common Stock shall be entitled to receive an equal amount of consideration for each share of Class A Common Stock or Class B Common Stock held by such holder.
8. Except as otherwise provided in paragraph 6 of this Article IV, Section 3, and except as otherwise approved by the affirmative vote of the holders of a majority of the outstanding Voting Stock (as defined below), the Corporation shall not issue additional shares of Class B Common Stock after the date of the Spin Off and all shares of Class B Common Stock surrendered for conversion or otherwise acquired by the Corporation shall be retired.
9. The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon.
10. (a) No stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.
     (b) Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Class A Common Stock for such consideration (but not less than par value) and on such terms as it may determine.

11. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claims to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
ARTICLE V
     Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Corporation will not be less than [                    ] nor more than [                    ] and will be fixed from time to time in the manner provided in the Bylaws of the Corporation. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2007; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2008; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2009. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with the members of each class to hold office until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders.
     Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.
     Section 3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article V, Section 3. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.
     Section 4. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article V. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article V must be made by written ballot.
ARTICLE VI
     The Board of Directors may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2 and 3 and Article VII of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.
ARTICLE VII
     Subject to the rights of the holders of any series of Preferred Stock:
     (a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and
     (b) special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation, or (ii) the Secretary of the Corporation within ten calendar days after the Secretary receives the written request of a majority of the total number of Directors then in office.
At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII
     To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no member of the Board of Directors shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a member of the Board of Directors. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any member of the Board of Directors for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.
ARTICLE IX
          Section 1. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted or required by the General Corporation Law of the State of Delaware any current or former director, officer or employee of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. No amendment to this Article IX that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.
          Section 2. Right to Advancement of Expenses. Any indemnification made pursuant to Section 1 of this Article IX shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
          Section 3. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
          Section 4. Non-Exclusivity of Rights. Any indemnification or advancement of expenses made pursuant to this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.
          Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

EXHIBIT D
Hamilton Beach, Inc.
a Delaware corporation
AMENDED AND RESTATED BYLAWS
(Adopted on [                    ])
ARTICLE I
MEETINGS OF STOCKHOLDERS
          SECTION 1. Time and Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board”) or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.
          SECTION 2. Annual Meetings. Annual meetings of stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality of the votes cast by written ballot the directors to succeed those directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Article I, Section 8.
          SECTION 3. Special Meetings. Special meetings of the stockholders may be called only by (i) the Chairman, the Chief Executive Officer or the President or (ii) the Secretary within ten calendar days after the Secretary receives the written request of a majority of the total number of directors then in office. Any such request by a majority of the total number of directors then in office must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding preferred stock of the Corporation (the “Preferred Stock”), if any, may be called in the manner and for the purpose or purposes provided in the applicable Preferred Stock Designation (as defined in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”)).
          SECTION 4. Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein, by the Certificate of Incorporation or by law.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted that properly could have been transacted at the original meeting.
          SECTION 5. Inspectors. The Board may appoint one or more inspectors of election, who may be employees of the Corporation, to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.
          SECTION 6. Quorum. The holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation. If, however, such quorum is not present or represented at any meeting of the stockholders, the presiding officer or holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.
          SECTION 7. Voting; Proxies. Except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder entitled to vote at any meeting of stockholders will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware (or any successor provision). Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering a revocation of proxy or a new proxy bearing a later date to the Secretary of the Corporation. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these Bylaws or unless the Chairman or the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at such meeting, otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at the meeting and which has actually been voted, will be the act of the stockholders, except in the election of directors or as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation or by law.
          SECTION 8. Order of Business.
          (a) The Chairman, or such other officer of the Corporation designated by a majority of the total number of directors then in office, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting and the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or such stockholder’s proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in the presiding officer’s sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders. Unless and to the extent determined by the Board or the presiding officer of the meeting, meetings of stockholders will not be required to be held in accordance with the rules of parliamentary procedure.
     (b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Article I, Section 4, (ii) otherwise properly brought before the annual meeting by or at the direction of the presiding officer or by or at the direction of a majority of the total number of directors then in office, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with Article I, Section 8(c).
     (c) For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) the stockholder must be entitled to vote at such meeting, (iii) the stockholder must have given timely notice thereof in writing to the Secretary and (iv) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Corporation with a Proposal Solicitation Notice, as that term is defined in this Section 8(c), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the outstanding Voting Stock (as defined in the Certificate of Incorporation) that is required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the Proposal Solicitation Notice. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered or received, as the case may be, not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and the beneficial owner, if different, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if different, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (E) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the outstanding Voting Stock that is required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”) and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Notwithstanding the foregoing provisions of this Section 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”) with respect to the matters set forth in this Section 8(c). For purposes of this Section 8(c) and Article II, Section 3, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Corporation to stockholders. Nothing in this Section 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
     (d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President or a majority of the total number of directors then in office in accordance with Article I, Section 3 or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors then in office.
     (e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Section 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

          SECTION 9. Definition. Every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of shares of all classes of such stock.
ARTICLE II
DIRECTORS
          SECTION 1. Number and Term of Office. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be determined from time to time only (i) by a vote of a majority of the total number of directors then in office or (ii) by the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class. The directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the Certificate of Incorporation. Directors need not be stockholders.
          SECTION 2. Vacancies and New Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of an incumbent director.
          SECTION 3. Nominations of Directors; Election. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with this Section 3 of Article II will be eligible for election as directors of the Corporation at a meeting of stockholders.
          (b) Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of stockholders (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder that is a stockholder of record at the time of giving of notice provided for in this Section 3 of Article II, who is entitled to vote for the election of directors at such annual meeting, and who complies with the procedures set forth in this Section 3 of Article II. If a stockholder, or a beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nomination Solicitation Notice, as that term is defined in this Section 3 of Article II below, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the outstanding Voting Stock that is required to approve such nomination and included in such materials the Nomination Solicitation Notice. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.
          (c) To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. If the Corporation did not hold an annual meeting the previous year, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy materials. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth or include the following: (i) the name and address, as they appear on the Corporation’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (vi) the signed consent of each nominee to serve as a director of the Corporation if so elected; (vii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the outstanding Voting Stock that is required to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”); and (viii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. At the request of the Board, any person nominated by the Board for election as a director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3 of Article II, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section 3 of Article II, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 3 of Article II.

          SECTION 4. Powers. The business and affairs of the Corporation will be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
          SECTION 5. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice. The acceptance of a resignation will not be necessary to make any such resignation effective, unless expressly so provided in the resignation.
          SECTION 6. Regular Meetings. Regular meetings of the Board may be held without notice immediately after the annual meeting of the stockholders and at such other time and at such place as may from time to time be determined by the Board.
          SECTION 7. Special Meetings. Special meetings of the Board may be called by the Chairman, Chief Executive Officer or the President on one calendar day’s notice to each director by whom it is not waived, given either personally or by telephone or by any means set forth in Section 1 of Article III; special meetings will be called by the Chairman, Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of a majority of the total number of directors then in office. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.
          SECTION 8. Quorum. At all meetings of the Board, a majority of the total number of directors then in office, or if the total number of directors then in office is an even number one-half thereof, will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws, by the Certificate of Incorporation or by law to be taken by a majority of the total number of directors then in office, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.
          SECTION 9. Written Action. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or electronic transmission, and such writing or writings or electronic transmission are filed with the minutes or proceedings of the Board or committee.
          SECTION 10. Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
          SECTION 11. Committees. The Board may, by resolution passed by a majority of the total number of directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation and each to have such lawfully delegable powers and duties as the Board may confer. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In lieu of such designation by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided by law, any such committee, to the extent provided in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may, if appropriate, authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board.
          SECTION 12. Conduct of Business. Unless otherwise ordered by the Board, a majority of the members of any committee appointed by the Board pursuant to these Bylaws shall constitute a quorum for the transaction of business at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present will be the act of such committee. Any such committee may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.
          SECTION 13. Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by directors to the Corporation or any of its majority-owned subsidiaries.
          SECTION 14. Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.
ARTICLE III
NOTICES
          SECTION 1. Generally. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing by mail or by courier service, addressed to such director or stockholder, at the address of such director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the

United States mail or dispatched with a courier service. Notice to directors may also be given personally, by telephone or by electronic transmission or similar medium of communication or as otherwise may be permitted by law or these Bylaws.
          SECTION 2. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless required by the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.
ARTICLE IV
OFFICERS
          SECTION 1. Generally. The officers of the Corporation will be chosen by the Board and will have the titles of President, Secretary and Treasurer. The Board may also choose a Chairman, a Chief Executive Officer, one or more vice presidents, one or more assistant secretaries and assistant treasurers, and such other officers as the Board may from time to time determine. Any number of offices may be held by the same person. Except as required by law, any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the total number of directors then in office, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.
          SECTION 2. Compensation. The compensation of all officers and agents of the Corporation who are also directors of the Corporation shall be fixed by the Board or by a committee of the Board. Except as otherwise required by law or regulation, the Board may fix, or delegate the power to fix, the compensation of all other officers and agents of the Corporation to an officer of the Corporation.
          SECTION 3. Succession. The officers of the Corporation will hold office until their successors are chosen and qualified or until such officer’s earlier death, resignation, disqualification or removal. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the total number of directors then in office. Any officer may resign at any time upon written notice to the Chairman or the Secretary. Any such resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such notice. The acceptance of such resignation will not be necessary to make any such resignation effective, unless expressly so provided in the resignation. Any vacancy occurring in any office of the Corporation may be filled by the Board or by the Chairman as provided in Section 1 of this Article IV.

          SECTION 4. Authority and Duties. The officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the directors regardless of whether such authority and duties are customarily incident to such office.
          SECTION 5. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chairman, the Chief Executive Officer, the President or any Vice President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or with respect to any action of such stockholders) of any other corporation, partnership, limited liability company, trust or unincorporated organization in which the Corporation may hold securities and otherwise exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities of such other corporation, partnership, limited liability company, trust or unincorporated organization.
ARTICLE V
STOCK
          SECTION 1. Certificates. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary, or an assistant secretary of the Corporation, representing the number of shares in the Corporation registered in such stockholder’s name. Such certificates will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Any or all the signatures on the certificates may be a facsimile. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.
          SECTION 2. Classes of Stock. The designations, powers, preferences and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates that the Corporation issues to represent its stock or, except as otherwise provided by law, in lieu thereof, a statement on the face or back of the certificates, if any, providing that the Corporation will furnish such information at no charge.
          SECTION 3. Transfer. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it will be the duty of the Corporation to, or cause its transfer agent to, issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.
          SECTION 4. Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.
          SECTION 5. Record Dates.
          (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not precede the date upon which the resolution fixing the record date is adopted by the Board, and which will not be more than 60 nor less than ten calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
          (b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted and will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.
          (c) The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.
ARTICLE VI
GENERAL PROVISIONS
          SECTION 1. Fiscal Year. The fiscal year of the Corporation will be the calendar year or such other fiscal year as fixed by resolution of the Board.
          SECTION 2. Corporate Seal. The Board may, but need not, adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
          SECTION 3. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by an independent registered public accounting firm, or by an appraiser or by any other person or entity as to matters the director, committee member or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
          SECTION 4. Time Periods. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.
          SECTION 5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board and on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
ARTICLE VII
AMENDMENTS
          Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these Bylaws. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2 and 3 and this Article VII may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class.